UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Amgen Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 22, 2006

DEAR STOCKHOLDER:

You are invited to attend the Annual Meeting of Stockholders of Amgen Inc. to be held on Wednesday, May 10, 2006, at 2:00 P.M., local time, at the Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California 90401.

At this year’s Annual Meeting you will be asked to: (i) elect four directors; (ii) ratify the selection of the Company’s independent registered public accountants; and (iii) transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof, including the consideration of six stockholder proposals if such proposals are properly presented at the meeting. The accompanying Notice of Meeting and Proxy Statement describe these matters. We urge you to read this information carefully.

Your Board of Directors unanimously believes that election of its nominees for directors and ratification of its selection of independent registered public accountants are in the best interests of Amgen and its stockholders, and, accordingly, recommends a vote FOR election of the four nominees for directors and the ratification of the selection of Ernst & Young LLP as our independent registered public accountants. The Board of Directors also recommends a vote FOR Stockholder Proposal #6. The Board of Directors unanimously believes that the remaining five stockholder proposals, Stockholder Proposals #1 - 5, are not in the best interests of Amgen and its stockholders, and, accordingly, recommends a vote AGAINST each of these five stockholder proposals.

In addition to the business to be transacted as described above, management will speak on the Company’s developments of the past year and respond to comments and questions of general interest to stockholders.

If you plan to attend the Annual Meeting, you will need an admittance ticket. For instructions on how to obtain an admittance ticket, please read “Information Concerning Voting and Solicitation — Attendance at the Annual Meeting” in the accompanying Proxy Statement.

It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. You may vote on the Internet, by telephone or by completing and mailing the enclosed proxy card or the form forwarded by your bank, broker or other holder of record. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the Annual Meeting. Voting on the Internet or by telephone may not be available to all stockholders. Please review the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these voting options.

Sincerely,

Kevin W. Sharer
Chairman of the Board, Chief Executive Officer and President

AMGEN INC.
One Amgen Center Drive
Thousand Oaks, California 91320-1799

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 2006

TO THE STOCKHOLDERS OF AMGEN INC.

NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) of Amgen Inc., a Delaware corporation (the “Company”), will be held on Wednesday, May 10, 2006, at 2:00 P.M., local time, at the Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California 90401, for the following purposes:

1.                To elect four directors to the Board of Directors (the “Board of Directors”) of the Company for a three-year term of office expiring at the 2009 Annual Meeting of Stockholders;

2.                To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accountants for the year ending December 31, 2006; and

3.                To transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof, including the consideration of six stockholder proposals, if such proposals are properly presented at the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 13, 2006, as the record date for the determination of stockholders entitled to notice of, and to vote at, this Annual Meeting and at any continuation, postponement or adjournment thereof.

By Order of the Board of Directors

David J. Scott
Secretary

Thousand Oaks, California
March 22, 2006

PLEASE SUBMIT A PROXY AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS. FOR SPECIFIC INSTRUCTIONS ON VOTING, PLEASE REFER TO THE INSTRUCTIONS ON THE PROXY CARD OR THE INFORMATION FORWARDED BY YOUR BANK, BROKER OR OTHER HOLDER OF RECORD. EVEN IF YOU HAVE VOTED YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BANK, BROKER OR OTHER NOMINEE AND YOU WISH TO VOTE IN PERSON AT THE ANNUAL MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM SUCH BANK, BROKER OR OTHER NOMINEE.

AMGEN INC.
One Amgen Center Drive
Thousand Oaks, California 91320-1799

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Amgen Inc., a Delaware corporation (the “Company” or “Amgen”), for use at the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 10, 2006, at 2:00 P.M. local time, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this Proxy Statement and in the accompanying Notice of Annual Meeting and any business properly brought before the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting. The Company intends to mail this Proxy Statement and accompanying proxy card on or about March 22, 2006 to all stockholders entitled to vote at the Annual Meeting. The Annual Meeting will be held at the Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California 90401.

Who Can Vote

You are entitled to vote if you were a stockholder of record of Amgen common stock, $.0001 par value (the “Common Stock”) as of the close of business on March 13, 2006. Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

Shares Outstanding and Quorum

At the close of business on March 13, 2006, 1,179,161,271 shares of Common Stock were outstanding and entitled to vote. A majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum at the Annual Meeting.

Proxy Card and Revocation of Proxy

You may vote by completing and mailing the enclosed proxy card. If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the proxy holders named in the enclosed proxy (i) in favor of the election of all of the director nominees, (ii) in favor of ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accountants for the year ending December 31, 2006, (iii) in favor of Stockholder Proposal #6 if it is properly presented at the Annual Meeting and (iv) against each of Stockholder Proposals #1 - 5 if they are properly presented at the Annual Meeting. In their discretion, the proxy holders named in the enclosed proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment thereof. The Board of Directors knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement. In addition, other than the six stockholder proposals described in this Proxy Statement, no other stockholder proposal or nomination was received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

If you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. Stockholders of record  may revoke a proxy by sending to the Company’s Secretary at the Company’s principal executive office at One Amgen Center Drive, Thousand Oaks, California 91320-1799, Mail Stop 38-5-A, a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting in person and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy. If your shares are held in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other record holder. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy, issued in your name from the record holder, your broker, bank or other nominee.

Voting of Shares

Stockholders of record as of the close of business on March 13, 2006 are entitled to one vote for each share of Common Stock held on all matters to be voted upon at the Annual Meeting. You may vote by attending the Annual Meeting and voting in person. You also may vote on the Internet, by telephone or by completing and mailing the enclosed proxy card or the form forwarded by your bank, broker or other holder of record. Voting on the Internet or by telephone may not be available to all stockholders. The Internet and telephone voting facilities will close at 11:59 p.m. E.T. on May 9, 2006. Stockholders who vote through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by the stockholder. Stockholders who vote by Internet or telephone need not return a proxy card or the form forwarded by your bank, broker or other holder of record by mail. If your shares are held by a bank, broker or other nominee, please refer to the instructions they provide for voting your shares. All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. YOUR VOTE IS IMPORTANT.

Counting of Votes

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker “non-votes”. Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

In December 2005, the Board adopted a policy and procedures for a director majority voting standard, a copy of which is set forth on Appendix I to this Proxy Statement. Under the majority voting standard adopted by the Board, if a nominee director receives a greater number of votes “withheld” from his or her election than votes “for” his or her election in an uncontested election of directors, that director is to tender his or her resignation to the Governance and Nominating Committee of the Board (the “Governance Committee”). The Board, taking into consideration the recommendation of the Governance Committee, will determine whether to accept the resignation. Any decision by the Board with respect to a director nominee who so tenders his or her resignation and an explanation of the process by which the decision was reached will be publicly disclosed in a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The election of the Company’s directors requires a plurality of the votes cast, so abstentions and broker non-votes will not be counted in determining which nominees received the largest number of votes cast. This means the four nominees for election to the Board at the Annual Meeting who receive the largest number of properly cast “for” votes will be elected as directors, subject to the Company’s majority voting policy. Accordingly, any director so elected but who receives a greater number of “withheld” votes than “for” votes will be subject to the majority voting policy and procedures described above and must tender his or her resignation for consideration by the Board.

The ratification of the selection of Ernst & Young LLP requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions and broker non-votes will have the same effect as votes against the ratification.

The approval of the six stockholder proposals, if properly presented at the Annual Meeting, require the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against such proposals, and broker non-votes will have no effect on the result of the votes on such proposals.

Solicitation of Proxies

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this Proxy Statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of Common Stock in their names that are beneficially owned by others to forward to those beneficial owners. The Company may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid to directors, officers or employees for such services. In addition, the Company has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee of approximately $9,000, plus reasonable out-of-pocket expenses. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at the offices of the Company at One Amgen Center Drive, Thousand Oaks, California, 91320-1799 for the ten days prior to the Annual Meeting, and also at the Annual Meeting.

Attendance at the Annual Meeting

In order to attend the Annual Meeting, you will need an admittance ticket or proof of ownership of Common Stock as of the close of business on March 13, 2006. To receive an admittance ticket, you will need to complete and return the postage-paid reply card attached to this Proxy Statement. If you elected electronic delivery of this Proxy Statement, you will receive an e-mail with instructions for obtaining an admittance ticket. Each stockholder is entitled to one admittance ticket.

ITEM 1
ELECTION OF DIRECTORS

Under the Company’s Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws (the “Bylaws”), the Board of Directors is divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with members of each class serving for a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the directors remaining in office, even though less than a quorum. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the size of the Board of Directors) will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Mr. Franklin P. Johnson, Jr., whose current term as a director will expire upon election of directors at the Annual Meeting, will not stand for re-election. Effective upon the expiration of Mr. Johnson’s term as a director, the authorized number of members of the Board has been set at eleven.

In December 2005, the Board adopted a policy and procedures for a director majority voting standard. Under the majority voting standard adopted by the Board, if a nominee director receives a greater number of votes “withheld” from his or her election than votes “for” his or her election in an uncontested election of directors, that director is to tender his or her resignation to the Governance Committee. The Board, taking into consideration the recommendation of the Governance Committee, will determine whether to accept the resignation. Any decision by the Board with respect to a director nominee who so tenders his or her resignation and an explanation of the process by which the decision was reached will be publicly disclosed in a Form 8-K filed with the SEC. The election of the Company’s directors requires a plurality of the votes cast, so abstentions and broker non-votes will not be counted in determining which nominees received the largest number of votes cast. This means the four nominees for election to the Board at the Annual Meeting who receive the largest number of properly cast “for” votes will be elected as directors, subject to the Company’s majority voting policy. Accordingly, any director so elected but who receives a greater number of “withheld” votes than “for” votes will be subject to the majority voting policy and procedures described above and must tender his or her resignation for consideration by the Board.

Each share of Common Stock is entitled to one vote for each of the four director nominees. Cumulative voting is not permitted. It is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them for the election of the four nominees named below unless authorization to do so is withheld. If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted for the election of a substitute nominee or nominees proposed by the Board of Directors. Each person nominated for election has agreed to serve if elected and the Board of Directors has no reason to believe that any nominee will be unable to serve.

Based upon the recommendation of the Governance Committee, Mr. Frederick W. Gluck, Adm. J. Paul Reason, Dr. Donald B. Rice and Mr. Leonard D. Schaeffer are all nominees for re-election to the Board. Each of the nominees would serve until his successor is elected and qualified, or until such director’s earlier death, resignation or removal. If elected at the Annual Meeting, Mr. Gluck, Adm. Reason, Dr. Rice and Mr. Schaeffer would each serve until the 2009 Annual Meeting of Stockholders.

Set forth below is biographical information for each nominee and for each person whose term of office as a director will continue after the Annual Meeting. There are no family relationships among any directors of the Company.

Nominees for Election for a Three-Year Term Expiring at the 2009 Annual Meeting of Stockholders

FREDERICK W. GLUCK

Mr. Frederick W. Gluck, age 70, has served as a director of the Company since February 1998. Mr. Gluck is a former managing partner of McKinsey & Company, Inc. (“McKinsey”), an international management consulting firm. From 1967 to 1995, he served with McKinsey and from 1988 to 1994 he led the firm as its Managing Director, when he retired to join Bechtel Group, Inc. (“Bechtel”), an engineering, construction and project management company, where he served as Vice Chairman and Director. Mr. Gluck retired from Bechtel in July 1998. He rejoined McKinsey as a consultant in 1998 and continued in that role until July 2003, when he retired. Mr. Gluck is a director of HCA Inc. and GVI Security Solutions, Inc.

J. PAUL REASON

Admiral J. Paul Reason, USN (Retired), age 65, has served as a director of the Company since January 2001. Since September 2005, he has been Vice Chairman and Director of Metro Machine Corporation, a privately-held ship repair company (“Metro Machine”). From July 2000 to September 2005, he served as President and Chief Operating Officer of Metro Machine. From December 1996 to September 1999, Admiral Reason was a Four Star Admiral and Commander-In-Chief of the U.S. Atlantic Fleet of the U.S. Navy. From August 1994 to November 1996, Admiral Reason served as Deputy Chief of Naval Operations. From June 1965 to July 1994, Admiral Reason served in numerous capacities, both at sea and ashore, in the U.S. Navy. Admiral Reason is a director of Wal-Mart Stores, Inc. and Norfolk Southern Corporation.

DONALD B. RICE

Dr. Donald B. Rice, age 66, has served as a director of the Company since October 2000. Dr. Rice is Chairman of the Board of Agensys, Inc., a private biotechnology company, and has been Chief Executive Officer and President of Agensys, Inc. since its founding in late 1996. From March 1993 until August 1996, Dr. Rice was President and Chief Operating Officer and a director of Teledyne, Inc., a diversified technology-based manufacturing company with major segments in specialty metals and aerospace. Dr. Rice is a director of Wells Fargo & Company, Vulcan Materials Company and Chevron Corporation.

LEONARD D. SCHAEFFER

Mr. Leonard D. Schaeffer, age 60, has served as a director of the Company since March 2004. Mr. Schaeffer is the former Chairman of the Board of Directors of WellPoint Inc., the largest health insurance company in the U.S. From 1992 through 2004 he was Chairman and Chief Executive Officer of WellPoint Health Networks Inc. Mr. Schaeffer was the Administrator of the U.S. Health Care Financing Administration from 1978 to 1980. He is Chairman of the Board of the National Institute for Health Care Management and a member of the Institute of Medicine. Mr. Schaeffer is a director of Allergan, Inc. Mr. Schaeffer was recommended by the Chief Executive Officer when Mr. Schaeffer was appointed in March 2004.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2007 Annual Meeting of Stockholders

FRANK J. BIONDI, JR.

Mr. Frank J. Biondi, Jr., age 61, has served as a director of the Company since January 2002. Since March 1999, he has served as Senior Managing Director of WaterView Advisors LLC, an investment advisor organization. From April 1996 to November 1998, Mr. Biondi served as Chairman and Chief Executive Officer of Universal Studios, Inc. From July 1987 to January 1996, Mr. Biondi served as President and Chief Executive Officer of Viacom, Inc. Mr. Biondi is a director of Cablevision Systems Corp., Harrahs Entertainment, Inc., Hasbro, Inc., The Bank of New York Company, Inc. and Seagate Technology.

JERRY D. CHOATE

Mr. Jerry D. Choate, age 67, has served as a director of the Company since August 1998. From January 1995 to January 1999, Mr. Choate served as Chairman of the Board and Chief Executive Officer of The Allstate Corporation (“Allstate”), an insurance holding company. From August 1994 to January 1995, Mr. Choate served as President and Chief Executive Officer of Allstate and had previously held various management positions at Allstate since 1962. Mr. Choate is a director of Valero Energy Corporation and serves on the Board of Trustees for the Van Kampen Mutual Funds.

FRANK C. HERRINGER

Mr. Frank C. Herringer, age 63, has served as a director of the Company since May 2004. Mr. Herringer has been Chairman of the Board of Transamerica Corporation (“Transamerica”), a financial services company, since 1995. From 1991 to 1999, he served as Chief Executive Officer of Transamerica and from 1986 to 1999 he served as President. From 1999 to 2000, Mr. Herringer served on the Executive Board of Aegon N.V. and as Chairman of the Board of Aegon U.S.A. Mr. Herringer is a director of The Charles Schwab Corporation and Hawaii Biotech, Inc.

GILBERT S. OMENN

Dr. Gilbert S. Omenn, age 64, has served as a director of the Company since January 1987. Since September 1997, he has been Professor of Internal Medicine, Human Genetics and Public Health at the University of Michigan. From September 1997 to July 2002, Dr. Omenn also served as Executive Vice President for Medical Affairs and as Chief Executive Officer of the University of Michigan Health System. From July 1982 to September 1997, Dr. Omenn was the Dean of the School of Public Health and Community Medicine and Professor of Medicine at the University of Washington. Dr. Omenn is a director of Rohm & Haas Co. and OccuLogix, Inc.

Directors Continuing in Office Until the 2008 Annual Meeting of Stockholders

DAVID BALTIMORE

Dr. David Baltimore, age 68, has served as a director of the Company since June 1999. Since October 1997, Dr. Baltimore has been the President of the California Institute of Technology. From July 1995 to October 1997, Dr. Baltimore was an Institute Professor at the Massachusetts Institute of Technology (“MIT”), and from July 1994 to October 1997, the Ivan R. Cottrell Professor of Molecular Biology and Immunology at MIT. Dr. Baltimore is a director of BB Biotech, AG, a Swiss investment company, and MedImmune, Inc. In 1975, Dr. Baltimore was the co-recipient of the Nobel Prize in Medicine.

JUDITH C. PELHAM

Ms. Judith C. Pelham, age 60, has served as a director of the Company since May 1995. She is currently President Emeritus of Trinity Health, a national system of healthcare facilities, including hospitals, long-term care, home care, psychiatric care, residences for the elderly and ambulatory care, and the third largest Catholic healthcare system in the U.S. From May 2000 to December 2004, Ms. Pelham was President and Chief Executive Officer of Trinity Health. From January 1993 to April 2000, Ms. Pelham was the President and Chief Executive Officer of Mercy Health Services, a system of hospitals, home care, long-term care, ambulatory services and managed care established to carry out the health ministry sponsored by the Sisters of Mercy Regional Community of Detroit. From 1982 to 1992, Ms. Pelham was President and Chief Executive Officer of Daughters of Charity Health Services, Austin, Texas, a network of hospitals, home care and ambulatory services serving central Texas. Ms. Pelham is a director of Hospira, Inc.

KEVIN W. SHARER

Mr. Kevin W. Sharer, age 58, has served as a director of the Company since November 1992. Since May 2000, Mr. Sharer has been Chief Executive Officer and President of the Company and has also been Chairman of the Board since December 2000. From October 1992 to May 2000, Mr. Sharer served as President and Chief Operating Officer of the Company. From April 1989 to October 1992, Mr. Sharer was President of the Business Markets Division of MCI Communications Corporation, a telecommunications company. From February 1984 to March 1989, Mr. Sharer served in numerous executive capacities at General Electric Company. Mr. Sharer is a director of 3M Company and Northrop Grumman Corporation.

Board Independence, Meetings and Committees

The Board maintains charters for each of its standing committees. In addition, the Board has adopted a written set of corporate governance principles and a directors’ code of conduct that generally formalize practices already in place at the Company. To view the charters of the Audit, Compensation and Management Development, Corporate Responsibility and Compliance, and Governance Committees, the corporate governance principles and the Board of Directors’ code of conduct, please visit the Company’s website at www.amgen.com.(1) The Board has determined that all nominees for election to the Board at the Annual Meeting and all current or continuing directors are independent under the listing standards of The NASDAQ Stock Market, Inc. (“NASDAQ”), except for Mr. Sharer.

The Audit Committee has sole authority for the appointment, compensation and oversight of the work of the independent registered public accountants, and responsibility for reviewing and discussing, prior to filing or issuance, with management and the independent registered public accountants (when appropriate) the Company’s audited consolidated financial statements included in its Annual Report on Form 10-K and earnings press releases. The Audit Committee carries out its responsibilities in accordance with the terms of its charter. During the year ended December 31, 2005, the Audit Committee met 8 times. Mr. Biondi serves as Chairman and Dr. Baltimore, Messrs. Herringer and Johnson, Dr. Omenn and Ms. Pelham serve as members of the Audit Committee. The Board has determined that each of Messrs. Biondi, Herringer and Johnson is an “audit committee financial expert” as defined by the SEC and each is independent under the listing standards of NASDAQ. All members of the Audit Committee meet the NASDAQ composition requirements, including the requirements regarding financial literacy and financial sophistication.

(1)    This website is not intended to function as a hyperlink, and the information contained on the Company’s website is not intended to be part of this Proxy Statement.

The Compensation and Management Development Committee (the “Compensation Committee”) is responsible for assessing the overall compensation structure of the Company and for administering and reviewing all executive compensation programs, incentive compensation plans and equity-based plans. Additionally, the Compensation Committee is responsible for reviewing and evaluating the performance of the Company’s executive officers (including the Chief Executive Officer) and setting compensation for executive officers based on such evaluations. The Compensation Committee is also responsible for overseeing succession planning for senior management. During the year ended December 31, 2005, the Compensation Committee met 6 times. Mr. Choate serves as Chairman and Mr. Gluck, Adm. Reason, Dr. Rice and Mr. Schaeffer serve as members of the Compensation Committee.

The Corporate Responsibility and Compliance Committee (the “Compliance Committee”) is responsible for overseeing the Company’s compliance program and for reviewing the Company’s programs in the areas of ethical conduct, environmental protection, health and safety, human resources and government affairs. Additionally, the Compliance Committee monitors political, social and environmental trends and public policy issues that may affect the Company’s business or public image, and reviews the Company’s political and charitable activities. During the year ended December 31, 2005, the Compliance Committee met 4 times. Mr. Schaeffer serves as Chairman and Drs. Baltimore and Omenn, Ms. Pelham and Adm. Reason serve as members of the Compliance Committee.

The Company’s compliance program is designed to promote ethical business conduct and ensure compliance with applicable laws and regulations. The Company has codes of conduct for its Board, staff and suppliers that delineate standards for ethical business conduct and legal and regulatory compliance as well as a business conduct hotline through which anonymous reports of misconduct can be made to the chief compliance officer. The Company’s chief compliance officer, who reports to the Compliance Committee, oversees the ongoing operations of the compliance program. The key objectives of the compliance program operations include providing ongoing compliance training and education, auditing and monitoring of compliance risks, maintaining and promoting the business conduct hotline, conducting investigations, responding appropriately to any compliance violations and taking appropriate steps to detect and prevent recurrence.

The Governance Committee oversees the corporate governance and Board membership matters of the Company. The Governance Committee is responsible for developing and overseeing the Board’s corporate governance principles and a code of conduct applicable to members of the Board, officers and employees of the Company, and for monitoring the independence of the Board. The Governance Committee also determines Board membership qualifications, selects, evaluates, and recommends to the Board nominees to fill vacancies as they arise, reviews the performance of the Board, and is responsible for director education. The Governance Committee maintains, with the approval of the Board, guidelines for selecting nominees to serve on the Board and considering stockholder recommendations for nominees. Such guidelines are included in this Proxy Statement as Appendix II. Stockholders wishing to communicate with the Governance Committee regarding recommendations for director nominees should follow the procedure described in the section of this Proxy Statement entitled “Other Matters — Communication with the Board.” Additionally, the Governance Committee selects and recommends to the Board nominees for appointment as executive officers of the Company. During the year ended December 31, 2005, the Governance Committee met 3 times. Dr. Rice serves as Chairman and Messrs. Choate, Gluck, Herringer and Johnson serve as members of the Governance Committee.

The Executive Committee has all the powers and authority of the Board in the management of the business and affairs of the Company, except with respect to certain enumerated matters including Board composition and compensation, changes to the Company’s charter, or any other matter expressly prohibited by law or the Company’s charter. During the year ended December 31, 2005, the Executive Committee met 3 times. Mr. Sharer serves as Chairman, and Messrs. Biondi, Choate, Johnson, Schaeffer and Dr. Rice serve as members of the Executive Committee.

The Equity Award Committee approves routine equity-based awards to eligible employees under the Company’s stock-based plans, excluding officers subject to Section 16 of the Securities Exchange Act of 1934, as amended. The Equity Award Committee has the authority to grant equity-based awards within guidelines and pursuant to terms previously established by the Compensation Committee. The Compensation Committee will periodically review equity-based awards granted by the Equity Award Committee. During the year ended December 31, 2005, the Equity Award Committee did not meet, but did take action by written consent. Mr. Sharer served as the sole member of the Equity Award Committee.

The Board of Directors held 10 meetings during the year ended December 31, 2005, and all of the directors attended at least 75% of the total number of meetings of the Board of Directors and committees on which they served. The Board and the Company expect all directors to attend the annual meetings of stockholders barring unforeseen circumstances or irresolvable conflicts. All members of the Board were present at the 2005 Annual Meeting of Stockholders.

ITEM 2
RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accountants for the year ending December 31, 2006, and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited the Company’s financial statements since the Company’s inception in 1980. A representative of Ernst & Young is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young as the Company’s independent registered public accountants is not required by the Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The vote “FOR” this proposal by the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the selection of Ernst & Young.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 2.

ITEM 3
STOCKHOLDER PROPOSALS

Certain stockholders have informed the Company that they intend to present the following proposals at the Annual Meeting. If the stockholders or their respective representatives, who are qualified under Delaware law, are present at the Annual Meeting and submit their respective proposals for a vote, then the stockholder proposals will be voted upon at the Annual Meeting. The vote “FOR” a stockholder proposal by the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for such stockholder proposals to pass.

In accordance with the Federal securities laws, the stockholder proposals and supporting statements are presented below exactly as submitted by the stockholders and are quoted verbatim (including footnotes) and are in italics. The stockholder proposals and supporting statements are presented in the order in which the Company received them from the stockholder proponents. The Company disclaims all responsibility for the content of the proposals and the supporting statements, including footnotes and websites contained in the supporting statements. Any references to a website is not intended to function as a hyperlink, and the information contained on any such website is not intended to be part of this Proxy Statement.

FOR THE REASONS STATED IN THE BOARD’S RESPONSES, WHICH FOLLOW EACH OF THE STOCKHOLDER PROPOSALS, THE BOARD STRONGLY AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” EACH OF STOCKHOLDER PROPOSALS #1 - 5 AND “FOR” STOCKHOLDER PROPOSAL #6.

Stockholder Proposal #1

The AFSCME Employees Pension Plan, 1625 L Street, NW, Washington, DC 20036, owner of 13,170 shares of Common Stock, has notified the Company that it intends to submit the following proposal at the Annual Meeting:

RESOLVED, that stockholders of Amgen Inc. (“Amgen”) urge the Compensation and Management Development Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs during their employment, and to report to stockholders regarding the policy before Amgen’s 2007 annual meeting of stockholders. The Committee should define “significant” (and provide for exceptions in extraordinary circumstances) by taking into account the needs and constraints of Amgen and its senior executives; however, stockholders recommend that the Committee not adopt a percentage lower than 75% of net after tax shares. The policy should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to the executive.

Supporting Statement

Equity-based compensation makes up a substantial portion of senior executive compensation at Amgen. During fiscal year 2004, Chairman, CEO and President Kevin Sharer received $4,963,954 in salary and bonus, while the stock options he received had a potential future value of $5,448,225 or $12,696,681, depending on the return assumption. During that year, Executive Vice President Dennis Fenton received $1,977,755 in salary and bonus, while receiving restricted stock with a value of $1,257,198 and 75,000 options. For the fiscal years 2000 through 2004, Sharer was granted 3,025,000 options and Fenton received 708,800.

Amgen claims that option grants allow executives to share, along with stockholders, in the long-term performance of the Company. Amgen also touts its Stock Ownership Guidelines (the “Guidelines”), which require executives to hold an amount of stock equal to a specified multiple of base salary (five times base salary, in the case of the CEO), as promoting alignment of executive and stockholder interests. Despite generous equity compensation programs and the adoption of the Guidelines in 2002, neither Sharer nor Fenton currently owns any shares of Amgen stock outright, according to Amgen’s proxy statement for the 2005 annual meeting. (Compliance with the Guidelines is not required until five years after they were adopted or five years after the executives becomes subject to them.)

We believe that a retention ratio like the one urged in this proposal serves stockholder interests better than a stock ownership requirement like the Guidelines. A retention ratio would ensure that the dilution of stockholders’ interests resulting from equity compensation is counterbalanced by increasing executive ownership and alignment. At the same time, a retention ratio provides more flexibility for executives than a stock ownership requirement in the event of a slump in Amgen’s stock price. A 2003 article by compensation consultants Towers Perrin criticized ownership requirements on this ground and suggested the use of a retention ratio instead. (http://www.boardmember.com/network/index.pl?section=1038&article_id=11391&show=article) Similarly, compensation consultant Frederic Cook has stated that “the advantages of the retention ratio make it more attractive than the multiple-of-salary approach for structuring stock ownership  guidelines.” (http://www.fwcook.com/alert_letters/7-25-02RetentionRatioOwnershipGuideline.pdf)

We urge stockholders to vote for this proposal.

Board Response to Stockholder Proposal #1

The Board of Directors recommends a vote “AGAINST” Stockholder Proposal #1 for the following reasons:

The proponent submitted this same proposal at the 2005 annual meeting and Amgen stockholders solidly rejected it by a margin of almost 2:1. Nevertheless, since that time the Board and management has responded to perceived stockholder concerns about levels of executive stock ownership. As of March 13, 2006, all executive officers met their applicable ownership guidelines, or were on track to achieve their ownership guidelines within the applicable compliance time frame. In particular, Amgen’s CEO, Kevin Sharer, beneficially owned issued and outstanding shares of Amgen common stock in excess of five times his annualized 2005 base salary.*

The Board believes that stock ownership by senior executives serves to align the long-term interests of senior executives and stockholders and sends a positive message to the investment community about senior executive’s commitment to adding to stockholder value. It is for this very reason that in December 2002, the Board adopted stock ownership guidelines (the “Amgen Stock Ownership Guidelines”) for directors and officers of the Company. The Board revisited the Amgen Stock Ownership Guidelines in October 2005 and again determined that they were appropriate for Amgen.

The CEO’s guideline is set at a multiple of five times annualized base salary and the other executive officers of the Company are required to own shares of the Company’s stock equal to three times such officer’s base salary. The other officers of the Company are required to hold a fixed number of shares that is specified in the Amgen Stock Ownership Guidelines, which is scaled to the organizational level of the applicable officer. Additionally, the Amgen Stock Ownership Guidelines require members of the Board of Directors to own shares of the Company’s stock equal in market value to five hundred thousand dollars. Directors and officers are required to comply with the guidelines by the later of five years from the date the guidelines were adopted or five years from the date that they assume a position subject to the guidelines. In most cases, compliance will be required by December 2007. Participants in the Amgen Stock Ownership Guidelines must maintain their required levels of stock holdings for so long as they hold their respective positions at Amgen.

We believe that the Amgen Stock Ownership Guidelines compare favorably to the stock retention policy suggested by the proponent. The Amgen Stock Ownership Guidelines represent a more effective way of aligning the long-term interests of senior executives and stockholders by requiring senior executives to own meaningful levels of stock. The proponent’s proposal prescribes ownership solely through the retention of stock acquired through the Company’s equity compensation plans and as a result provides no guarantee of actual stock ownership by senior executives. The Amgen Stock Ownership Guidelines, by contrast, require ownership of the Company’s securities, which may be acquired through a variety of means, including open market purchases, and set clear and reasonable standards for the amount of stock to be owned by senior executives.

In adopting the Amgen Stock Ownership Guidelines, the Board believes it has struck the right balance between ensuring that our senior executives have a significant equity stake in Amgen’s future while allowing them to prudently manage their financial affairs. We also believe that our compensation policies for our executive officers and directors have been responsibly implemented, and that the Amgen Stock Ownership Guidelines will further align the interests of our executive officers and directors with the long-term interests of stockholders, while still allowing the Board to use equity as an incentive in a balanced approach that supports the recruitment and retention of top talent.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” STOCKHOLDER PROPOSAL #1.

*                    Valued at $73.59 per share, the Nasdaq closing price on March 13, 2006.

Stockholder Proposal #2

John C. Harrington, 1001 2nd Street, Suite 325, Napa, CA 94559, owner of 100 shares of Common Stock, has notified the Company that he intends to submit the following proposal at the Annual Meeting:

AMGEN Inc. Executive Compensation

WHEREAS, excesses in executive compensation have become a major issue for stakeholders. Opposition to excessive pay packages continues to mount, particularly among investors angry at compensation seemingly unrelated to financial performance. In fact, many mainstream investors have voted NO on compensation packages they felt were unreasonable. We also believe that boards, in setting executive compensation, should consider social and environmental performance, as well as financial performance.

•        The relationship between compensation and the social responsibility and environmental performance is an important question. For instance, shouldn’t the pay of top officers be reconsidered if the company is found guilty of systematic sexual harassment or race discrimination or poor environmental performance, especially if the result is costly fines or expensive, protracted litigation?

•        Too often top executives have received considerable increases in compensation packages even when the company’s financial performance or social responsibility performance has been mediocre or poor. When compensation is tied to social responsibility, better social responsibility performance will inevitably follow.

•        Business Week reports that executive compensation has skyrocketed from 42 to 1 in 1982 to over 400 times the pay of average employees in 2004.

•        “The size of the CEO compensation is simply out of hand,” said Business Week in an April 22, 2002 editorial. Also the Conference Board issued a September 17, 2002 report acknowledging that executive compensation has become excessive in many instances and bears no relationship to a company’s long-term performance.

•        New York Federal Reserve Bank President, William J. McDonough, said: “CEOs and their boards should simply reach the conclusion that executive pay is excessive and adjust to more reasonable and justifiable levels.”

•        Companies involved in significant downsizing of employees don’t “share the pain,” but escalate executive pay.

•        Many Board compensation committees fall prey to the desire to have their CEO paid in the top quartile of CEOs, thus creating a magnet effect pulling all executive compensation upward, regardless of contribution to shareholder value.

Resolved: The shareholders request the Board Compensation Committee undertake a special executive compensation review and provide a summary report to investors by Summer 2006. The report shall supplement information in the proxy statement.

Questions to be addressed in the review and report shall include:

1.   The rationale for the compensation packages for our top executives, including an explanation of whether the Committee has considered a cap on the size of the compensation package for the future.

2.   How or if executive compensation is compared to the pay package of the average employee and if the increasing ratio between the two over the last decade is taken into account.

3.   How social and environmental performance is integrated into the formula for executive compensation and whether our corporation’s employee downsizing or outsourcing is considered.

4.   An evaluation of whether our top executive compensation packages (including options, benefits, pension and retirement agreements) are excessive and should be modified.

5.   A summary description of opposition registered by stakeholders to our compensation package.

Board Response to Stockholder Proposal #2

The Board of Directors recommends a vote “AGAINST” Stockholder Proposal #2 for the following reasons:

The Board believes that undertaking the special executive compensation review and stockholder report requested in the proposal is unnecessary as the Compensation Committee’s current executive compensation philosophy and practices are already consistent with the spirit of the proposal and are disclosed annually to stockholders in the Compensation and Management Development Committee Report included in the Company’s proxy statements. The review and report requested in the proposal would add little of substance to the rigorous compensation review process that the Compensation Committee undertakes and could potentially distract the Compensation Committee from its important responsibilities. The proponent submitted this identical proposal in 2005 and it was soundly defeated by stockholders by a margin of 11 to 1 (against:for).

The Compensation Committee, which is composed entirely of directors who are independent under the listing standards of NASDAQ, oversees the Company’s affairs in the areas of compensation plans, policies and programs, especially those regarding executive compensation and employee benefits. The Compensation Committee takes its mandate and responsibilities very seriously and spends the necessary amount of time assessing the overall compensation structure of the Company, reviewing and approving corporate goals and objectives relating to the compensation of executive officers, evaluating the performance of the executive officers and making appropriate recommendations for improving performance. In discharging its duties under Delaware law, the rules and regulations of the SEC and NASDAQ, and the Compensation Committee’s charter, the Compensation Committee considers most, if not all, of the elements identified by the proponent. Additionally, where appropriate, the Compensation Committee makes full use of outside independent experts. However, the Compensation Committee needs flexibility when dealing with executive compensation to ensure that the Company is able to attract and retain key employees in a competitive marketplace. The proponent suggests that a “cap” should be placed on executive compensation packages; we think this would unduly limit the Compensation Committee and would not allow it to fully take into account some of the most important factors in setting executive compensation:  linking executive compensation to company performance, and attracting/retaining qualified individuals.

As more fully described in the Compensation and Management Development Committee Report, the Committee believes that a substantial portion of an executive officer’s compensation should be linked to increasing stockholder value. Accordingly, executive officers receive a market-competitive base salary, a cash bonus that is tied to the Company’s overall performance based on actual results compared to financial, strategic and operational objectives, and long-term incentives such as stock options and restricted stock. In 2004, Amgen launched a Performance Award Program that shifted the mix of long-term incentive compensation such that a significant portion of each executive’s annual long-term incentive grant is aligned with three-year Company performance on growth in both revenue and earnings per share, measured in comparison to both internal targets and to the actual results of other leading biotechnology and pharmaceutical companies over the relevant performance period. This program, in conjunction with significantly reduced stock option grants, is designed to focus executives on both the achievement of sustained superior operating results as well as increases in stockholder value through stock price appreciation.

The Board believes that the current compensation philosophy and practices of the Compensation Committee are consistent with the spirit of the stockholder proposal and that the Compensation Committee effectively and fully discharges its duty under applicable laws and rules. Adopting the stockholder proposal is likely to result in inefficient activity that will detract from the more important issues that the Compensation Committee considers on a regular basis.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” STOCKHOLDER PROPOSAL #2.

Stockholder Proposal #3

William Steiner, 9254 Via Classico East, Wellington, FL 33411, owner of 1,200 shares of Common Stock, has notified the Company that he intends to submit the following proposal at the Annual Meeting:

3 — Redeem or Vote Poison Pill

RESOLVED, Shareholders request that our Board redeem any current or future poison pill, unless such poison pill is subject to a shareholder vote as a separate ballot item, to be held as soon as may be practicable. Charter or bylaw inclusion if practicable.

Thus there would be no loophole to allow exceptions to override a shareholder vote as soon as practicable. Since a vote would be as soon as practicable, it could take place within 4-months of the adoption of a new poison pill. To give our board valuable insight on shareholders’ views of their poison pill, a vote would occur even if a new poison pill was promptly terminated because our board could turnaround and readopt their poison pill.

58% yes-vote

Twenty (20) shareholder proposals on this topic won an impressive 58% average yes-vote in 2005 through late-September. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic.

Progress Begins with One Step

It is important to take one forward step and adopt the above RESOLVED statement since our 2005 governance was not impeccable. For instance in 2005 it was reported (and certain concerns are noted):

•   The Corporate Library (TCL) http://www.thecorporatelibrary.com/ a pro-investor research firm rated our company:

“D” in Overall Board Effectiveness.

“D” in Board Composition.

“D” in CEO Compensation — $10 million in CEO target pay.

“F” in Takeover Defenses.

Overall Governance Risk Assessment = High

•   We had no Independent Chairman and not even a Lead Director — Independent oversight concern.

•   Directors can be elected with one yes-vote from our 1.2 billion shares under plurality voting.

•   We had to marshal a 67% shareholder vote to make certain key governance improvements — Entrenchment concern.

•   Poison pill: Our management was still protected by a poison pill with a low 10% trigger.

•   Mr. Rice was rated a “problem director” by The Corporate Library because he chaired Wells Fargo’s (WFC) director nomination committee which was rated “F” in Board Composition by TCL — Compounded by his service on our Nomination committee.

•   At Wells Fargo Mr. Rice received, I believe, an alarming 30% against vote based on for and against votes.

•   Mr. Rice also served on the Chevron Board (CVX) rated “D” overall by TCL.

•   Three directors had non-director links to our company — Independence concern — Compounded by giving these 3 directors more power through their 6 seats on our board committees.

•   Two directors had 18 and 25 years tenure — Independence concern — Compounded by assigning them to our key Audit Committee.

•   Directors still had an annual $20,000 donation program — Conflict of interest concern.

Pills Entrench Current Management

“Poison pills . . . prevent shareholders, and the overall market, from exercising their right to discipline management by turning it out. They entrench the current management, even when it’s doing a poor job. They water down shareholders’ votes.”

“Take on the Street” by Arthur Levitt, SEC Chairman, 1993 - 2001

Redeem or Vote Poison Pill
Yes on 3

Board Response to Stockholder Proposal #3

The Board of Directors recommends a vote “AGAINST” Stockholder Proposal #3 for the following reasons:

The Board believes, and independent evidence suggests, that rights plans actually enhance value for stockholders. In particular, according to the following studies:

•  According to the Investor Responsibility Reach Center, an independent source of impartial information on corporate governance and social responsibility issues, worldwide rights plans have been adopted by over 2,200 U.S. companies, consistent with an increasing number of studies demonstrating the economic benefits that rights plans provide for stockholders.

•  Institutional Shareholder Services, Inc., a major institutional stockholder advocacy group, commissioned a study released in February 2004 designed to test the correlation between corporate governance and stockholder value. The study found that companies with strong anti-takeover defenses, including rights plans, achieved higher stockholder returns of three-, five- and ten-year periods, higher return on equity, and higher performance on a number of other key financial and operating statistics.

•  A study by J.P. Morgan (now JP Morgan Chase & Co.), a global financial services provider, published in 2001, analyzing 397 acquisitions of U.S. public companies from 1997 to 2000 where the purchase price exceeded $1 billion, found that companies with rights plans in place received a median premium of 35.9% compared to 31.9% for companies without a rights plan.

•  In addition, a study published in 1997 by Georgeson & Company Inc. (now Georgeson Stockholder Communications, Inc.), a nationally recognized proxy solicitation and investor relations firm, analyzed takeover data between 1992 and 1996 to determine whether rights plans had any measurable impact on stockholder value. The study found that takeover premiums paid to target companies with rights plans were an average of eight percentage points higher than those paid to companies without rights plans, rights plans contributed an additional $13 billion in stockholder value in takeover situations over the study period, and stockholders of acquired companies without rights plans gave up $14.5 billion in potential premiums over the same period. The study also noted that the presence of a rights plan at a target company did not increase the likelihood of the withdrawal of a friendly takeover bid or the defeat of a hostile one, and did not reduce the likelihood of a company becoming a takeover target.

Amgen’s current preferred stock rights plan (the “Rights Plan”) is designed to strengthen the Board’s ability, in the exercise of its fiduciary duties, to protect our stockholders’ interests and to ensure that each stockholder is treated fairly in any transaction that involves a change of control of Amgen. The Rights Plan does not prevent suitors from making offers to the Board or our stockholders, nor is it a deterrent to a stockholder’s initiation of a proxy contest. Instead, it is designed to encourage potential purchasers to negotiate directly with the Board and to give the Board sufficient time to evaluate the merits of every takeover proposal it receives, consistent with its fiduciary duties. This affords the Board the ability to respond to acquisition proposals, and the ability to attempt to negotiate a higher bid from a suitor, and flexibility to develop and pursue alternatives that may better enhance stockholder value. The Board believes that as the elected representative of the stockholders, it is in the best position to assess the intrinsic value of Amgen and to negotiate on behalf of all stockholders, evaluate the adequacy of any potential offer, and protect stockholders against potential abuses during the takeover process.

Amgen’s Rights Plan was adopted by the Board in order to enhance its ability, in a manner consistent with its fiduciary duties, to preserve and enhance the value of every stockholder’s investment in Amgen. The Board carefully reviewed the arguments for and against adopting such a plan before making its decision and continues to periodically review the matter, in consultation with outside counsel and financial advisors, to consider whether maintaining the Rights Plan continues to be in the best interests of Amgen stockholders. In fact in 2005, on two separate occasions, the Governance and Nominating Committee of the Board considered whether maintaining the Rights Plan was in the best interests of stockholders and in both instances, including once following receipt of this stockholder proposal, determined that it was.

The Board believes that redemption of the Rights Plan at this time would be premature and would remove any incentive for a potential purchaser to negotiate with the Board, leaving the stockholders unprotected from potentially coercive and unfair offers. In addition, Amgen stockholders should understand that stockholder approval of the adoption or maintenance of our Rights Plan is not required by any applicable law, regulation or rule of the Nasdaq National Market. The stockholder approval process is long and costly, and a requirement to seek stockholder approval for a rights plan could seriously jeopardize Amgen’s negotiating position and leverage in a hostile situation, leaving the stockholders vulnerable to coercive and unfair acquisition tactics.

Finally, it is not clear how giving up the important bargaining tool created by our Rights Plan would respond to any of the corporate governance issues raised by the proponent. The Board is comprised entirely of independent outside directors, with the exception of Amgen’s Chairman and Chief Executive Officer. The Board believes that this independence, in conjunction with the requirement to maintain a majority of independent directors on the Board, and the Board’s duty to act in good faith and in the best interests of Amgen and its stockholders, provides adequate assurance against the Rights Plan being utilized for management entrenchment. In addition:  all of the key committees of the Board consist solely of independent directors; we have adopted a Code of Conduct and Corporate Governance Principles applicable to the Board, each as posted on our website; and the Board evaluates its effectiveness and performance on an annual basis.

Based on the foregoing reasons, the Board believes the proposal is not in the best interests of the Amgen stockholders and recommends a vote against it.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” STOCKHOLDER PROPOSAL #3.

Stockholder Proposal #4

Ann Reynolds Mason, 3124 N. Couples Dr., Goodyear, AZ 85338-8674, owner of 200 shares of Common Stock, has notified the Company that she intends to submit the following proposal at the Annual Meeting:

AMGEN Sharedholder Resolution

This Proposal is submitted by Ann Reynolds Mason.

WHEREAS, the Company conducts tests on animals as part of its product research and development; and

WHEREAS, the Company also retains independent laboratories to conduct tests on animals as part of product research and development; and

WHEREAS, abuses in independent laboratories have recently been revealed and disclosed by the media; and

WHEREAS, the Company has no published animal welfare or animal care policy prominently posted on its website; NOW THEREFORE,

BE IT RESOLVED, that the shareholders request that the Board adopt and post an Animal Welfare Policy online which addresses the Company’s commitment to (a) reducing, refining and replacing its use of animals in research and testing, and (b) ensuring superior standards of care for animals who continue to be used for these purposes, both by the Company itself and by all independently retained laboratories, including provisions to ensure that animals’ psychological, social and behavioral needs are met. Further, the shareholders request that the Board issue an annual report to shareholders on the extent to which in-house and contract laboratories are adhering to this policy, including the implementation of the psychological enrichment measures.

Supporting Statement:

The Boards of many companies have adopted and prominently published animal welfare policies on their websites relating to the care of animals used in product research and development. Our Company should be an industry leader with respect to animal welfare issues, and yet it has no publicly available animal welfare policy.

The recent disclosure of atrocities recorded at Covance, Inc. has made the need for a formalized, publicly available animal welfare policy that extends to all outside contractors all the more relevant, indeed urgent. Filmed footage showed primates being subjected to such gross physical abuses and psychological torments that Covance sued to stop PETA Europe from publicizing it. The Honorable Judge Peter Langan, in the United Kingdom, who denied Covance’s petition, stated in his decision that the video was “highly disturbing” and that just two aspects of it, namely the “rough manner in which animals are handled and the bleakness of the surroundings in which they are kept even to a viewer with no particular interest in animal welfare, at least cry out for explanation.”**

Shareholders cannot monitor what goes on behind the closed doors of the animal testing laboratories, so the Company must. Accordingly, we urge the Board to commit to ensuring that basic animal welfare measures are an integral part of our Company’s corporate stewardship.

We urge shareholders to support this Resolution.

**             The case captioned Covance Laboratories Limited v. PETA Europe Limited was filed in the High Court of Justice, Chancery Division, Leeds District Registry, Claim No. 5C 00295. In addition to ruling in PETA’s favor, the Court ordered Covance to pay PETA £50,000 in costs and fees.

Board Response to Stockholder Proposal #4

The Board of Directors recommends a vote “AGAINST” Stockholder Proposal #4 for the following reasons:

Amgen is supportive of the principles of protecting the welfare of animals that underlies the proposal but believes that the actions proposed by the proponent are unnecessary. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, and other serious illnesses. With a broad and deep pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. We approach all studies involving animals with the highest level of humane concern. In fact, the care of all the animals in our studies exceeds relevant local, national and international regulations.

Amgen makes every efforts to use in vitro (non-animal) testing wherever y possible. In addition, through our affiliations with industry, government and academic groups, we are working with regulators in an effort to increase the use of alternative models where such alternatives can be used appropriately. We are, however, legally obligated to evaluate potential new medicines rigorously to ensure that, to the greatest extent possible, they have been shown to be safe and effective. In vivo (animal) testing is a necessary and legally mandated component of biomedical research because the complexity of the human or animal body cannot yet be modeled adequately by computer or cell culture systems. However, Amgen is fully committed to replacing in vivo testing with other procedures wherever such tests are scientifically valid and do not comprise patient safety or the effectiveness of our medicines.

Amgen currently has an established corporate policy designed to safeguard the welfare of animals involved in studies conducted by Amgen. Thus, when animal studies are deemed necessary, it is Amgen’s policy that animals are treated humanely, ethically and in accordance with veterinary practices that meet currently accepted laboratory animal care standards to promote their comfort and well-being, that their use is scientifically justified, and that their care and treatment are carefully scrutinized by an effective institutional animal care and use review process. Further, Company facilities are required to meet currently accepted laboratory animal care standards. This policy reflects standards that go beyond those currently mandated by law. In addition, when Amgen employs contract research organizations to conduct studies on its behalf, Amgen imposes oversight over these contractors’ conduct of studies, including specific monitoring of animal welfare concerns. Even prior to receiving this proposal, Amgen had taken steps to formalize and strengthen this oversight into a formal policy that contains standards for animal welfare that also exceed the minimum requirements of law. Amgen is currently in the process of  fully implementing this new formal policy with its contract research organizations.

In addition, the Board has oversight over the Company’s business operations and in particular the Board’s Corporate Responsibility and Compliance Committee would be apprised of significant compliance violations involving the use of animals in the Company’s research and development efforts.

Because of Amgen’s existing efforts, policies and practices, together with the Board and committee oversight, the Board does not believe that this proposal is necessary.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” STOCKHOLDER PROPOSAL #4.

Stockholder Proposal #5

The Board of Trustees of the International Brotherhood of Electrical Workers Pension Benefit Fund, 900 Seventh Street, NW, Washington, DC 20001, owner of 47,075 shares of Common Stock, has notified the Company that it intends to submit the following proposal at the Annual Meeting:

RESOLVED: That the shareholders of Amgen Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh and McClennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support for this important director election reform.

Board Response to Stockholder Proposal #5

The Board of Directors recommends a vote “AGAINST” Stockholder Proposal #5 for the following reasons:

The Board has already adopted a policy for a majority voting standard in uncontested elections of directors (the “Majority Voting Policy”), which is set forth at Appendix I of this proxy statement. Under Amgen’s Majority Voting Policy, which was adopted in December 2005, in uncontested elections any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will promptly tender his or her resignation to the Governance and Nominating Committee. The Governance and Nominating Committee will make a recommendation to the Board whether to accept or reject the tendered resignation. The Board will then take action based on this recommendation, and will publicly disclose an explanation of its decision in a filing with the Securities and Exchange Commission. Any director who tenders his or her resignation pursuant to the Majority Voting Policy will be excluded from participation in the related deliberations and actions of the Governance and Nominating Committee and the Board. The Board believes that these procedures ensure that stockholders have meaningful participation in the director election process by requiring the Board and the Governance and Nominating Committee to thoroughly examine each director nominee that receives a greater number of votes “withheld” than votes “for” his or her election and consider whether her or she should not serve as a director of Amgen in light of the stockholder voting results.

Further, while conceptually the approach in the stockholder proposal seems simple, because of current Delaware legal standards and other issues that the proposal does not address, there could be a failure of the proposal to achieve its apparent desired result. On the other hand, the Majority Voting Policy prevents such consequences. For example:

•       The proposal does not address what would happen if an incumbent director nominee in an uncontested election does not receive the requisite majority vote for re-election. Under current Delaware law and Amgen’s bylaws, each director holds office until his or her successor shall have been elected and qualified. Because the proposal does not require the prompt submission of a resignation by such director (which Amgen’s Majority Voting Policy does), an incumbent director that failed to receive a majority vote, although not elected by the stockholders, would nonetheless remain on the Board indefinitely as a “holdover” until a successor was elected by majority vote at a subsequent stockholder meeting or until resignation.

•       In a contested election where there are two or more candidates for a single director position, if majority voting as set forth in the proposal were implemented, there is an increased likelihood that no candidate will receive a majority or greater vote. For example, if a stockholder nominee receives more votes than an incumbent director nominee, but neither nominee receives a majority vote, the incumbent director would remain in office in accordance with Delaware law.

The Board believes that the potential results of the proponent’s proposal would not benefit Amgen stockholders and that the Majority Voting Policy provides a better alternative for implementing a majority voting standard, because of the requirement that Board members who receive more “withheld” votes than “for” votes are required to tender a resignation and because of the review process the Board will engage in, including the public disclosure of the process and outcome.

The Board also believes that the plurality standard is fair and impartial, and as modified by the Majority Voting Policy, serves the best interests of Amgen stockholders. At every election in the last twenty years, all Amgen director nominees have been elected by more than a majority vote. Had the proposal been in effect during those years, it would have had no effect on who was elected to the Board. The proposal’s suggestion that a director nominee can be elected with as little as a single affirmative vote is therefore completely hypothetical and potentially misleading when viewed against the reality that Amgen’s directors are consistently elected with “for” votes exceeding a strong majority of votes cast.

The Board believes that the proposal is unnecessary due to its adoption of the Majority Voting Policy, that the proposal is incomplete and will lead to unintended and undesirable consequences, and the Majority Voting Policy provides a better alternative for ensuring meaningful stockholder participation in director elections. For these reasons, the Board believes that the proposal is not in the best interests of the stockholders and Amgen.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” STOCKHOLDER PROPOSAL #5.

Stockholder Proposal #6

The Green Century Balanced Fund, 29 Temple Place, Suite 200, Boston, MA 02111, owner of 10,620 shares of Common Stock, has notified the Company that it intends to submit the following proposal at the Annual Meeting:

Stockholder Proposal — Corporate political contributions

RESOLVED, that the shareholders of Amgen (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.                 Policies and procedures for political contributions (both direct and indirect) made with corporate funds.

2.                 Monetary and non-monetary contributions to political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code including the following:

a.                 An accounting of the Company’s funds contributed to any of the persons or organizations described above;

b.                 Identification of the person or persons in the Company who participated in making the decisions to contribute.

c.                  The internal guidelines or policies, if any, governing the Company’s political contributions.

This report shall be presented to the board of directors’ audit committee or other relevant oversight committee, and posted on the company’s website to reduce costs to shareholders.

Stockholder Supporting Statements

As long-term shareholders of Amgen, we support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure.

Company executives exercise wide discretion over the use of corporate resources for political purposes. In 2003 - 04, the last fully reported election cycle, Amgen contributed at least $399,000. (Political Money Line: http://politicalmoneyline.com/)

Relying only on the limited data available from the Federal Election Commission and the Internal Revenue Service, the Center for Public Integrity, a leading campaign finance watchdog organization, provides an incomplete picture of the Company’s political donations. Complete disclosure by the company is necessary for the company’s Board and its shareholders to be able to fully evaluate the political use of corporate assets.

Although the Bi-Partisan Campaign Reform Act of 2002 prohibits corporate contributions to political parties at the federal level, it allows companies to contribute to independent political committees, also known as 527s.

Absent a system of accountability, corporate executives will be free to use the Company’s assets for political objectives that are not shared by and may be inimical to the interests of the Company and its shareholders. There is currently no single source of information that provides the information sought by this resolution. That is why we urge your support for this critical governance reform.

Board Response to Stockholder Proposal #6

The Board of Directors recommends a vote “FOR” Stockholder Proposal #6 for the following reasons:

The Board of Directors is committed to:

•       sharing with Amgen stockholders the Company’s policies and guidelines for political contributions;

•       explaining how decisions are made in this area; and

•       providing a more convenient way for stockholders to access public data on political contributions.

The Board’s Corporate Responsibility and Compliance Committee currently oversees the Company’s political contributions activity and will oversee the Company’s efforts to provide meaningful and appropriate information to stockholders. We anticipate making this information available on Amgen’s website.

The Board believes it is in the best interests of Amgen and its stockholders to be an effective participant in the political process by making prudent political contributions as permitted by federal, state, and local laws, and Amgen has complied and will continue to comply with all laws and regulations related to political contributions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” STOCKHOLDER PROPOSAL #6.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS

Common Stock

The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of February 28, 2006 by: (i) each director and nominee; (ii) the Company’s Chief Executive Officer, and each of its other four most highly compensated executive officers for the year ended December 31, 2005 (such five executive officers, collectively, the “Named Executive Officers”); and (iii) all directors and nominees, Named Executive Officers and executive officers of the Company as a group. To the Company’s knowledge, there were no holders beneficially owning more than 5% of the Common Stock as of February 28, 2006.

	Common Stock Beneficially Owned(1)(2)
Beneficial Owner	Number of Shares	Percent of Total
David Baltimore	110,949	*
Frank J. Biondi, Jr.(3)	105,349	*
Jerry D. Choate(4)	157,349	*
Frederick W. Gluck	98,349	*
Frank C. Herringer(5)	38,781	*
Franklin P. Johnson, Jr.(6)	2,104,561	*
Gilbert S. Omenn	287,257	*
Judith C. Pelham	97,349	*
J. Paul Reason	89,399	*
Donald B. Rice	125,349	*
Leonard D. Schaeffer(7)	31,706	*
Kevin W. Sharer(8)	228,541	*
George J. Morrow	125,417	*
Roger M. Perlmutter	362,031	*
Dennis M. Fenton(9)	521,308	*
Richard D. Nanula	468,750	*
All directors and nominees, Named Executive Officers and executive officers as a group (19 individuals)(3)(4)(5)(6)(7)(8)(9)	5,316,835	*

*                    Less than 1%

(1)            Information in this table is based on the Company’s records and information provided by directors, nominees, Named Executive Officers and executive officers. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors and nominees, Named Executive Officers and executive officers has sole voting and/or investment power with respect to such shares. Based on 1,184,633,787 shares of Common Stock outstanding as of February 28, 2006.

(2)            Includes shares which the individuals shown have the right to acquire upon vesting of restricted stock units (“RSUs”) that have not been deferred to a date later than 60 days after February 28, 2006 or upon exercise of vested options as of February 28, 2006 or within 60 days thereafter as follows: Dr. Baltimore, 104,000 shares; Mr. Biondi, 103,706 shares; Mr. Choate, 150,000 shares; Mr. Gluck, 90,000 shares; Mr. Herringer, 26,706 shares; Mr. Johnson, 117,600 shares; Dr. Omenn, 117,600 shares; Ms. Pelham, 90,000 shares; Adm. Reason, 86,000 shares; Dr. Rice, 118,000 shares; Mr. Schaeffer, 31,706 shares; Mr. Sharer, 101,250 shares; Mr. Morrow, 115,417 shares; Dr. Perlmutter, 313,750 shares; Dr. Fenton, 422,091 shares; and Mr. Nanula, 413,750 shares. Such shares are deemed to be outstanding in calculating the percentage ownership of such individual (and the group), but are not deemed to be outstanding as to any other person.

(3)            Excludes 1,643 shares that Mr. Biondi has the right to acquire pursuant to vested RSUs that have been deferred to a date later than 60 days after February 28, 2006.

(4)            Includes 4,000 shares held by the JDC Family Foundation, a 501(c)(3) non-profit charitable trust, for which Mr. Choate is the trustee with sole voting and investment power with respect to such shares. Mr. Choate disclaims any beneficial interest in such shares.

(5)            Includes 10,075 shares held by family trusts.

(6)            Includes 350,000 shares held by Asset Management Partners, a venture capital limited partnership, of which Mr. Johnson is the general partner. As the general partner, Mr. Johnson may be deemed to have voting and investment power as to all of these shares, and therefore may be deemed to be a beneficial owner of such shares. Also includes 1,636,961 shares held by a family trust.

(7)            Excludes 1,643 shares that Mr. Schaeffer has the right to acquire pursuant to vested RSUs that have been deferred to a date later than 60 days after February 28, 2006.

(8)            Includes 122,983 shares held by a trust.

(9)            Includes 85,883 shares held by family trusts.

Contractual Contingent Payment Rights

In 1993, the Company exercised its option to purchase the Class A and Class B limited partnership interests of Amgen Clinical Partners, L.P. (the “Partnership”), a limited partnership previously formed to develop and commercialize products from certain technologies for human pharmaceutical use in the United States. As a result of the Company exercising such option, each then-holder of a limited partnership interest in the Partnership acquired contractual contingent payment rights (“CCPRs”) based on the number of such holder’s interests. Certain of the Company’s directors owned Class A partnership interests in the Partnership and were owners of Class A CCPRs. CCPRs were not voting securities but entitled the holders thereof to receive quarterly payments, subject to certain adjustments, equal to a stated percentage of the Company’s sales of certain products in specified geographic areas. The Company’s obligations under the CCPRs terminated on December 31, 2005. Mr. Johnson and Dr. Omenn, current directors, owned Class A CCPRs. No other director or executive officer of the Company beneficially owned any CCPRs. Asset Management Partners, a venture capital limited partnership, for which  Mr. Johnson is a general partner, held four Class A CCPRs. As a general partner of Asset Management Partners, Mr. Johnson may have been deemed to have investment power as to these Class A CCPRs and therefore may have been deemed the beneficial owner. Dr. Omenn held one-half of a Class A CCPR. Each of Mr. Johnson’s and Dr. Omenn’s holdings represented less than 1% of the total outstanding Class A CCPRs. In 2005, Mr. Johnson received $894,052 for his four Class A CCPRs and Dr. Omenn received $111,757 for his one-half Class A CCPR. These payments included a final quarterly payment for the fourth quarter of 2005 paid on February 28, 2006.

EXECUTIVE COMPENSATION

Compensation of Directors

Directors of the Company who are also employees of the Company are not separately compensated for their service as directors. The Company’s non-employee directors received the following aggregate amounts of compensation for the year ended December 31, 2005:

Director	Annual Retainer ($)(1)	Committee Chair Retainer($)(1)(2)	Meeting Fees ($)(1)(2)	Total Cash Compensation ($)	Value of Restricted Stock Unit Awards($)(3)	Value of Stock Option Awards($)(3)
David Baltimore	55,000	0	30,750	85,750	100,000	88,877
Frank J. Biondi. Jr.	55,000	20,000	31,500	106,500	100,000	88,877
Jerry D. Choate	55,000	10,000	35,250	100,250	100,000	88,877
Frederick W. Gluck	55,000	0	33,000	88,000	100,000	88,877
Frank C. Herringer	55,000	0	31,500	86,500	100,000	88,877
Franklin P. Johnson, Jr.	55,000	0	38,250	93,250	100,000	88,877
Gilbert S. Omenn	55,000	0	36,000	91,000	100,000	88,877
Judith C. Pelham	55,000	0	32,250	87,250	100,000	88,877
J. Paul Reason	55,000	0	36,750	91,750	100,000	88,877
Donald B. Rice	55,000	6,000	37,500	98,500	100,000	88,877
Leonard D. Schaeffer	55,000	6,000	39,000	100,000	100,000	88,877

(1)            Includes earnings for 2005 that were deferred pursuant to the Amgen Nonqualified Deferred Compensation Plan (“DCP”). See “— Nonqualified Deferred Compensation Plan.”

(2)            Retainers include: (i) an Audit Committee chair retainer of $20,000; (ii) a Compensation Committee chair retainer of $10,000; and (iii) a committee chair retainer of $6,000 for all other committees. Board meeting fees are $3,000 per meeting ($1,500 for telephonic attendance), and committee meeting fees are $1,500 per meeting ($750 for telephonic attendance). Non-employee directors are compensated for attending committee meetings of which they are not members if they are invited to do so by the Chairman of the Board or the Chair of the committee. The members of the Board also are entitled to reimbursement of their expenses, in accordance with Company policy, incurred in connection with attendance at Board and committee meetings and conferences with the Company’s senior management.

(3)            Pursuant to the Amended and Restated Director Equity Incentive Program under the Company’s Amended and Restated 1991 Equity Incentive Plan (the “1991 Plan”), non-employee directors receive in March of each year stock options for 5,000 shares of Common Stock and restricted stock units (“RSU’s”) to acquire $100,000 worth of Common Stock. New non-employee directors are entitled to an inaugural grant of stock options for 20,000 shares of Common Stock. On March 15, 2005, each non-employee director automatically received RSUs covering 1,706 shares of Common Stock and an option to purchase 5,000 shares of Common Stock at an exercise price of $58.61 per share. The dollar value shown represents the grant date fair value as computed in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation”. The estimated grant date fair value was determined using the Black-Scholes option valuation model with the following assumptions: expected volatility of 24.0%, risk free interest rate of 4.2%, expected option life of 5.1 years, and expected dividend yield of 0.0%. Stock options and RSUs vest (a) on the date of grant if the non-employee director has had three years of prior continuous service as a non-employee director, or (b) one year from the date of grant if the non-employee director has had less than three years of prior continuous service as a non-employee director. Under certain circumstances, in the case of death or disability of a non-employee director, the vesting of unvested stock options or RSUs may be partially or completely accelerated. The exercise price of stock options is 100% of the fair market value of the Common Stock on the grant date and the stock options must be exercised within seven years from the grant date. The number of RSUs granted to a director is based on the closing price of the Common Stock on the grant date and RSUs are paid in Common Stock (on a one-to-one basis) on the vesting date, unless a non-employee director has previously selected a deferred payment alternative. All of the RSUs and stock options granted to non-employee directors in 2005 were fully vested except for the awards granted to Messrs. Herringer and Schaeffer.

Other Benefits.   Non-employee directors are eligible to participate in the DCP. In 2005, Messrs. Gluck and Herringer deferred cash Board service fees under the DCP in the amounts of $13,585 and $6,715, respectively. See “— Nonqualified Deferred Compensation Plan.”

In 2005, Mr. Gluck and his spouse accompanied Mr. Sharer on a trip utilizing the Company’s aircraft for personal travel, for which the aggregate incremental cost to the Company was allocated entirely to Mr. Sharer, and no incremental cost was allocated to Mr. Gluck. Also, non-employee directors’ spouses are occasionally invited to accompany non-employee directors to Board related events, for which the Company may pay or reimburse travel expenses and may provide transportation on the Company aircraft for both the non-employee director and his or her spouse. The aggregate cost to the Company for reimbursement of travel expenses by non-employee director spouses in 2005 was less than $1,000 for each non-employee director spouse.

Stock Ownership Guidelines.   Under the Board’s stock ownership guidelines that were originally adopted in December 2002, all non-employee directors are required to hold shares of Amgen Common Stock with a fair market value of at least $500,000, while serving as a non-employee director.

All non-employee directors that were directors of the Company as of December 31, 2002 must comply with the ownership guidelines by December 31, 2007, while those that became a non-employee director after December 31, 2002, must comply with the ownership guidelines on or before December 31st of the calendar year which is the fifth anniversary of their date of election. For purposes of the Board stock ownership guidelines, shares of the Company’s Common Stock held beneficially or of record by the participating non-employee director, shares held in a Qualifying Trust (as defined) and vested RSUs (whether or not such RSUs are deferred) will count towards satisfying the ownership guidelines. As of March 13, 2006, all non-employee directors met their applicable ownership guidelines, or were on track to achieve their ownership guidelines within the applicable compliance time frame.

Matching Gift Program.   The Company, through The Amgen Foundation, Inc. (the “Foundation”), maintains for all eligible employees and non-employee directors a matching gift program. The non-employee directors participate in the matching gift program on the same terms as the Company’s employees. The Foundation will match, on a dollar-for-dollar basis, qualifying donations made by non-employee directors and employees to eligible organizations, up to $20,000 per person per year. Matching payments were made by the Foundation in 2005 for donations made by the following non-employee directors:

Non-Employee Director	Foundation Matching Gift
Frank J. Biondi, Jr.	$20,000
Frank C. Herringer	$20,000
Franklin P. Johnson, Jr.	$20,000
Gilbert S. Omenn	$10,000
Judith C. Pelham	$11,000
Donald B. Rice	$2,000
Leonard D. Schaeffer	$20,000

Compensation of Executive Officers

Summary Compensation Table.   The following table sets forth summary information concerning certain compensation awarded, paid to, or earned by the Named Executive Officers for all services rendered in all capacities to the Company for the years ended December 31, 2005, 2004, and 2003:

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Other Annual Compen- sation ($)(2)	Restricted Stock Award(s) ($)		Securities Underlying Options (#)	All Other Compen- sation ($)(3)
Kevin W. Sharer,	2005	1,390,385	4,500,000		237,179			225,000	494,739
Chairman of the Board,	2004	1,301,954	3,662,000		255,382			225,000	375,398
Chief Executive Officer	2003	1,098,333	2,475,000		216,599			450,000	235,656
and President
George J. Morrow,	2005	887,385	1,800,000	(4)	7,218			75,000	3,625,270
Executive Vice President,	2004	823,815	1,700,000	(4)	1,555			75,000	3,407,960
Global Commercial	2003	756,001	1,390,000	(4)	1,577			150,000	3,169,807
Operations
Roger M. Perlmutter,	2005	846,058	1,500,000	(4)	71,743			75,000	1,813,039
Executive Vice President,	2004	794,393	1,460,000	(4)	10,837			75,000	1,720,043
Research and Development	2003	737,333	1,365,000	(4)	93,550			150,000	1,592,722
Dennis M. Fenton,	2005	814,404	1,200,000		1,008			75,000	191,940
Executive Vice President,	2004	767,755	1,210,000		1,406	1,257,198	(5)	75,000	183,354
Operations	2003	726,800	1,145,000					150,000	186,480
Richard D. Nanula(6),	2005	766,308	1,210,000		1,315			75,000	175,631
Executive Vice President	2004	695,442	1,095,000		1,611			75,000	163,509
and Chief Financial Officer	2003	658,334	1,040,000		1,441			150,000	130,199

(1)            Includes compensation deferred under the Company’s Retirement and Savings Plan (the “401(k) Plan”) and the DCP otherwise payable in cash for services rendered during each calendar year. See “— Nonqualified Deferred Compensation Plan.”

(2)            The amounts shown in the table above for 2005, 2004 and 2003 respectively, include perquisites and other personal benefits, securities or property, the aggregate of which equals or exceeds $50,000 for each Named Executive Officer, and any amounts reimbursed for the payment of taxes. For investor convenience, the table below identifies and quantifies the amounts of the perquisites and other personal benefits for each Named Executive Officer, including those that do not aggregate in excess of $50,000 (and therefore are not included in the table above), those that do not exceed 25 percent of the total perquisites and other personal benefits reported for each Named Executive Officer, and reimbursements for the payment of taxes.

		Personal use of Company Aircraft		Personal use of Company Car and Driver		Executive Physical Benefit		Reimbursement for Personal Financial Planning Services		Reimbursement for Relocation Expenses
Named Executive Officer	Year	Aggregate Incremental Cost ($)	Tax Gross- Up ($)	Aggregate Incremental Cost ($)	Tax Gross- Up ($)	Aggregate Incremental Cost ($)	Tax Gross- Up ($)	Aggregate Incremental Cost ($)	Tax Gross- Up ($)	Aggregate Incremental Cost ($)	Tax Gross- Up ($)
Kevin W. Sharer	2005	192,857		24,045	20,277
	2004	216,849		21,904	12,188			3,000	1,441
	2003	212,763		2,591	1,245
George J. Morrow	2005	10,714		453	381			9,269	6,837
	2004	22,856		205	114			3,000	1,441
	2003							3,000	1,441	5,724	136
Roger M. Perlmutter	2005			22,249	18,762	1,250				28,800	682
	2004			19,477	10,837
	2003			12,254	5,887					73,044	2,365
Dennis M. Fenton	2005	2,700						2,098	1,008
	2004	1,330		52	29			2,080	1,377
	2003					252
Richard D. Nanula	2005	34,349		1,559	1,315	405
	2004			306	170			3,000	1,441
	2003							3,000	1,441

The amounts disclosed in this table for the personal use of Company aircraft and Company car and driver, executive physical benefit and reimbursement for personal financial planning services and relocation expenses represent the aggregate incremental cost to the Company. With respect to the Named Executive Officers’ personal use of Company-owned aircraft, the aggregate incremental cost is calculated based on the variable operating costs to the Company, which include the cost of crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and smaller variable costs. The Company applies standardized rates to estimate fuel and trip-related maintenance; these expenses are also included in the calculation of incremental cost. Because the Company-owned aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, the purchase costs of the Company-owned aircraft, and the cost of maintenance not related to trips. In 2005, the aggregate incremental cost of use of the Company aircraft for personal travel by the Company’s non-employee directors was allocated entirely to Mr. Sharer, who was present on all such flights. The amounts disclosed for tax gross-up payments were made to the Named Executive Officers for reimbursement of taxes paid for the personal use of Company car and driver, and reimbursement for personal financial planning services and relocation expenses, as applicable.

(3)            The table below sets forth for the years ended December 31, 2005, 2004 and 2003 (a) Company matching contributions to the 401(k) Plan for each of the Named Executive Officers, (b) Company credits to the Supplemental Retirement Plan (the “SRP”), (c) deferred compensation allocations by the Company under the Amgen Inc. Executive Nonqualified Retirement Plan, and (d) insurance premiums paid by the Company for life insurance. Matching contributions to the 401(k) Plan are made by the Company for each of the Named Executive Officers on the same terms as applicable to all employees of the Company that participate in the 401(k) Plan. The SRP is a non-qualified, unfunded plan and participation is available to participants in the 401(k) Plan who are affected by the limits of the Internal Revenue Code of 1986, as amended (the “Code”), on the amount of employee compensation that may be recognized for purposes of calculating the Company matching contributions. Under the terms of the Amgen Inc. Executive Nonqualified Retirement Plan, (i) the amounts allocated to Mr. Morrow in the table below are not credited to his account or vested until January 19, 2006 and interest is earned only after such crediting date, and (ii) the amounts allocated to

Dr. Perlmutter in the table below will not be credited or vested until September 16, 2007, and interest is earned only after such vesting date. In the event of certain terminations of employment prior to the applicable vesting date, Dr. Perlmutter would be credited with a pro-rata portion of the allocations, while certain other terminations of employment will result in Dr. Perlmutter not being credited with any amounts under the plan. See “— Executive Nonqualified Retirement Plan.”

Named Executive Officer	Year	401(k) Plan Company Contributions ($)	Supplemental Retirement Plan Company Contributions ($)	Executive Nonqualified Retirement Plan Company Contributions ($)	Insurance Premiums ($)
Kevin W. Sharer	2005	10,500	484,239
	2004	10,250	365,148
	2003	16,000	219,656
George J. Morrow	2005	10,500	225,772	3,359,104	29,894
	2004	10,250	204,294	3,163,958	29,458
	2003	16,000	146,758	2,980,149	26,900
Roger M. Perlmutter	2005	10,500	198,103	1,593,986	10,450
	2004	10,250	197,959	1,501,384	10,450
	2003	16,000	152,111	1,414,161	10,450
Dennis M. Fenton	2005	10,500	181,440
	2004	10,250	173,104
	2003	16,000	170,480
Richard D. Nanula	2005	10,500	165,131
	2004	10,250	153,259
	2003	16,000	114,199

The insurance premiums set forth in the table above were paid by the Company for term life insurance policies for the benefit of Mr. Morrow and Dr. Perlmutter in the amounts of $15,000,000 and $10,000,000, respectively. See “— Employment and Compensation Arrangements.”

(4)            The amounts shown for each of 2005, 2004 and 2003 include retention bonuses for each year in the amount of $200,000.  See “— Employment and Compensation Arrangements.”

(5)            Calculated by multiplying 20,000 shares of restricted stock granted to Dr. Fenton by the closing market price of $62.86 on December 6, 2004, the grant date, less aggregate consideration paid by Dr. Fenton of $2.00. As of December 31, 2005, 13,334 shares are unvested and subjected to a repurchase options held by the Company, which expire on December 6, 2006 (with respect to 6,666 shares) and on December 6, 2007 (with respect to 6,668 shares). The value of all these unvested restricted shares as of December 31, 2005 was $1,051,518 (based on the closing market price of $78.86 per share on December 30, 2005, the last trading day for 2005, less the aggregate purchase price of $1.33).

(6)            On May 14, 2001, Mr. Nanula was awarded 85,000 shares of restricted stock in consideration of his payment of $8.50. As of December 31, 2005, 45,000 restricted shares are unvested and subject to a repurchase option held by the Company, which expires on May 16, 2006. The value of all these unvested restricted shares as of December  31, 2005 was $3,548,696 (based on the closing market price of $78.86 per share on December 30, 2005, the last trading day for 2005, less the aggregate purchase price of $4.50).

Stock Option Grants.   The following table sets forth information concerning individual grants of stock options made by the Company during the year ended December 31, 2005, to each of the Named Executive Officers:

Option Grants in Fiscal Year 2005

	Individual Grants
		Percentage of
	Number of	Total
	Securities	Options			Potential Realizable Value
	Underlying	Granted to			at Assumed Annual Rates
	Options	Employees	Exercise		of Stock Price Appreciation
	Granted	in Fiscal	Price	Expiration	for Option Term(1)
Name	(#)(2)	Year(3)	($/Sh)	Date	5%($)	10%($)
Kevin W. Sharer	225,000	2.33%	58.61	3/15/12	5,368,535	12,510,970
George J. Morrow	75,000	0.78%	58.61	3/15/12	1,789,512	4,170,323
Roger M. Perlmutter	75,000	0.78%	58.61	3/15/12	1,789,512	4,170,323
Dennis M. Fenton	75,000	0.78%	58.61	3/15/12	1,789,512	4,170,323
Richard D. Nanula	75,000	0.78%	58.61	3/15/12	1,789,512	4,170,323

(1)             The potential realizable value is based on the term of the option at the time of its grant, which is seven years for the stock options granted to the Named Executive Officers. The assumed 5% and 10% annual rates of appreciation over the term of the options are set forth in accordance with SEC rules and regulations and do not represent the Company’s estimates of stock price appreciation. The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated rate, compounded annually, for the entire term of the option and that the option is exercised and the stock sold on the last day of its term at this appreciated stock price. No valuation method can accurately predict future stock prices or option values because there are too many unknown factors. No gain to the optionee is possible unless the stock price increases over the option term. Such a gain in stock price would benefit all stockholders.

(2)             Options shown in the table have a term of seven years, subject to earlier termination if the optionee ceases employment with the Company or an affiliate of the Company (as defined in the applicable plan). Options vest and are exercisable as to 25% of the total grant on each of the first, second, third, and fourth anniversaries of the date of the grant. The vesting of all options will be automatically accelerated in the event of a change in control (as defined in the applicable plan). In addition, the options are subject to, in certain circumstances, full or partial accelerated vesting upon the death or permanent and total disability of the optionee or voluntary retirement of an optionee after age 60 who has been employed by the Company or an affiliate of the Company for at least 15 consecutive years (“Voluntary Termination”), as provided in the option grant agreement, or at the discretion of the Compensation Committee as permitted by the applicable plan. Additionally, upon Voluntary Termination, if applicable, options terminate on the earlier of the termination date set forth in the grant agreement or eighteen months following the date of Voluntary Termination.

(3)             Based on 9,650,925 shares of Common Stock subject to options granted in 2005 to Company employees under all stock option plans maintained by the Company.

Aggregated Option Exercises.   The following table sets forth information (on an aggregated basis) concerning each exercise of stock options during the year ended December 31, 2005, by each of the Named Executive Officers and the final year-end value of unexercised options:

Aggregated Option Exercises and Year-End Option Values for Fiscal Year 2005

			Number of Securities	Value of Unexercised
	Shares		Underlying Unexercised	In-the-Money Options
	Acquired on	Value	Options at FY-End (#)	at FY-End ($)(1)
Name	Exercise (#)	Realized ($)(2)	Exercisable/Unexercisable	Exercisable/Unexercisable
Kevin W. Sharer	1,298,821	27,865,143	0/959,999	0/20,248,032
George J. Morrow	303,335	6,919,981	81,667/355,000	1,197,104/7,216,250
Roger M. Perlmutter	140,000	4,071,396	280,000/355,000	5,476,250/7,216,250
Dennis M. Fenton	131,204	4,905,031	388,341/368,997	7,688,542/7,402,887
Richard D. Nanula	110,000	3,461,357	380,000/355,000	5,827,500/7,216,250

(1)             Value of unexercised in-the-money options is calculated based on the fair market value of the underlying securities, minus the exercise price, and assumes sale of the underlying securities on December 30, 2005, the last trading day for 2005, at a price of $78.86 per share, the fair market value of the Common Stock on such date.

(2)             Value realized is based on the fair market value of the Common Stock on the respective dates of exercise, minus the applicable exercise price, and does not necessarily indicate that the optionee sold stock on that date, at that price, or at all.

Long-Term Incentive Plan Awards.   The following table sets forth information concerning the participation of the Named Executive Officers in the Amended and Restated Amgen Inc. Performance Award Program (the “Program”) established under the 1991 Plan:

Long-Term Incentive Plan Awards in Fiscal Year 2005

	Number of Units		Future Payout Value($)(2)
Name	(#)(1)	Performance Period	Threshold(3)	Target(3)	Maximum(3)
Kevin W. Sharer	90,000	01-01-05 to 12-31-07	0	5,274,900	11,868,525
George J. Morrow	30,000	01-01-05 to 12-31-07	0	1,758,300	3,956,175
Roger M. Perlmutter	30,000	01-01-05 to 12-31-07	0	1,758,300	3,956,175
Dennis M. Fenton	30,000	01-01-05 to 12-31-07	0	1,758,300	3,956,175
Richard D. Nanula	30,000	01-01-05 to 12-31-07	0	1,758,300	3,956,175

(1)             These amounts reflect the number of performance units (“Performance Units”) granted to each Named Executive Officer in 2005 for the performance period that began on January 1, 2005 and ends on December 31, 2007 (the “2005-2007 Performance Period”). A Performance Unit is a right granted to a participant to receive Common Stock, the payment of which is contingent upon the Company achieving specified performance goals pre-established by the Compensation Committee. Performance Units are assigned a unit value based on the fair market value of a share of Common Stock on the grant date. For the 2005-2007 Performance Period, the value of a Performance Unit is $58.61, which was the fair market value of a share of Common Stock on March 15, 2005, the grant date. The aggregate dollar value of the Performance Units granted to each of the Named Executive Officers for the 2005-2007 Performance Period are: Mr. Sharer, $5,274,900; and for each of Mr. Morrow, Dr. Perlmutter, Dr. Fenton, and Mr. Nanula, $1,758,300.

(2)             The performance goals for the 2005-2007 Performance Period are based on the Company’s (i) independent financial performance, and (ii) comparative financial performance, in each case with respect to compound annual growth rates for revenue and earnings per share, as such metrics are defined in the goals for the 2005-2007 Performance Period. The ultimate number of Performance Units earned is based on the level of the Company’s independent financial performance and comparative financial performance. The Company’s independent financial performance is evaluated against pre-established thresholds and targets for the two performance goals. However, if the Company’s independent performance is below the minimum specified level for either revenue or earnings per share growth, then no individual performance is achieved with respect to that measure (regardless of comparative performance for that measure) and no award is payable based on that measure. If the Company’s independent performance is below the minimum specified level for both performance goals, then no award is payable for the 2005-2007 Performance Period. For the comparative performance targets, the Company ranks, from highest to lowest, the performance of each company in a pre-established peer group (consisting of leading biotechnology and pharmaceutical companies) based on such company’s revenue and earnings per share compound annual growth rates for the 2005-2007 Performance Period. The higher the Company ranks with respect to each of the relative revenue and earnings per share growth among this peer group, the greater the level of achievement. The Company’s independent performance results and its comparative performance results, which are determined by the Compensation Committee after the end of the 2005-2007 Performance Period, are combined under a set formula to determine an ultimate level of attainment of goals, which is expressed as a percentage. This percentage may range from 0%, if no threshold level of performance is achieved for either of the Company’s independent performance goals, 25% if the threshold for at least one of the Company’s independent performance goals has met the stated threshold, and up to 225% if the Company’s independent performance results and comparative performance results both have met or exceeded specific maximum performance goals. The percentage is multiplied by the number of performance units initially granted. The resulting number of Performance Units is multiplied by the initial value per unit to determine the aggregate dollar value of the award. The aggregate dollar value of the award is divided by the Share Price (as defined below) to determine the number of shares of Common Stock then payable to a participant. The Compensation Committee is required to determine the amount of the performance award payable to each participant within six months following the end of the applicable performance period. The “Share Price” is the average of the daily closing prices of a share of Common Stock on NASDAQ for the 30 trading days ending seven trading days immediately preceding the date that the Compensation Committee determines the amount of the award payable to participants. Accordingly, the number of shares of Common Stock that will be delivered to each Named Executive Officer, if any, cannot be determined at this time. If a participant’s employment with the Company is terminated prior to the last business day of a performance period by reason of such participant’s voluntary retirement (assuming the participant is retirement eligible under the Program), death or disability, the prorated amount of such participant’s award, if any, applicable to such performance period will be paid after the 2005-2007 Performance Period. Notwithstanding the foregoing, if a participant’s employment with the Company is terminated for any reason within six months following the commencement of a performance period, all of such participant’s rights to an award for such performance period are forfeited.

(3)             These values are set forth in accordance with SEC rules and regulations, and are based on SEC definitions of “Threshold,” “Target,” and “Maximum.”  Such terms may have different meanings under the Program. If both the thresholds for each performance goal are not met, then no award is payable. Because there is no guaranteed payout under the Program, the “Threshold” for SEC disclosure purposes is $0.  However, if the threshold for one performance goal is met, the minimum payment award payable to Mr. Sharer is $1,318,725 and the minimum award payable to each of Mr. Morrow, Dr. Perlmutter, Dr. Fenton and Mr. Nanula is $439,575.

Change-in-Control Arrangements

Effective as of October 20, 1998 (the “Effective Date”), the Board of Directors adopted the Amgen Inc. Change of Control Severance Plan, as amended (the “CCS Plan”), which provides certain severance benefits to persons who hold certain designated positions with the Company as of the date on which a Change of Control (as defined below) of the Company occurs. If a Change of Control had occurred on December 31, 2005, the CCS Plan would have covered approximately 1,230 officers and key employees of the Company, including each of the Named Executive Officers. The CCS Plan extended through December 31, 2005, and is subject to automatic one year extensions unless the Company notifies the participants no later than September 30, 2005 that the term would not be extended. The Company did not notify participants that the term would not be extended, so the term has been extended to December 31, 2006, subject to possible further extensions. If a Change of Control occurs during the original or any extended term, the CCS Plan will continue in effect for at least 36 months following the Change of Control. Prior to the occurrence of a Change of Control, the Company has the right to terminate or amend the CCS Plan at any time; after the occurrence of a Change of Control, the CCS Plan may not be terminated or amended in any way that adversely affects a participant’s interests under the CCS Plan without the participant’s written consent.

Under the CCS Plan, a Change of Control generally will be deemed to have occurred at any of the following times: (i) upon the acquisition by any person, entity or group of beneficial ownership of 50% or more of either the then outstanding Common Stock or the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or (ii) at the time individuals making up the Incumbent Board (as defined in the CCS Plan) cease for any reason to constitute at least a majority of the Board; or (iii) immediately prior to the consummation by the Company of a reorganization, merger, or consolidation with respect to which persons who were the stockholders of the Company immediately prior to such transaction do not, immediately thereafter, own more than 50% of the shares of the Company entitled to vote generally in the election of directors; or (iv) a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company; or (v) any other event which the Incumbent Board, in its sole discretion, determines is a change of control.

Under the CCS Plan, if a Change of Control occurs and a participant’s employment is terminated within the two year period immediately following the Change of Control by the Company other than for Cause or Disability (each as defined in the CCS Plan) or by the participant for Good Reason (as defined in the CCS Plan), the participant will be entitled to certain payments and benefits in lieu of severance benefits otherwise payable by the Company (but not including accrued vacation and similar benefits otherwise payable upon termination). In the event of such termination, the participant will receive a lump sum cash severance payment in an amount equal to the difference, if any, of (A) the product of (x) a benefits multiple (either 3, 2 or 1, depending on the participant’s position (a “Benefits Multiple”)), and (y) the sum of (i) the participant’s annual base salary immediately prior to termination or, if higher, immediately prior to the Change of Control, plus (ii) the participant’s targeted annual bonus for the year in which the termination occurs or, if higher, the participant’s average annual bonus for the three years immediately prior to the Change of Control; less (B) the aggregate value (determined in accordance with Section 280G of the Code) of the acceleration of vesting of the participant’s unvested stock options in connection with the Change of Control. An award to a participant under the Amended and Restated Amgen Inc. Performance Award Program under the 1991 Plan will be excluded from the calculation described in (B) above. The terms of the 1991 Plan, Article II of the Amended and Restated 1993 Equity Incentive Plan, Article II of the Amended and Restated 1997 Equity Incentive Plan and Article II of the Amended and Restated 1999 Equity Incentive Plan and the Executive Nonqualified Retirement Plan contain the same definition of “change of control” as the CCS Plan definition, and such option plans provide for the acceleration of vesting of issued and outstanding stock options upon the occurrence of a change of control.

Participants who are senior executive-level staff members (including each of the Named Executive Officers) have a Benefits Multiple of 3; participants who are senior management-level staff members at the level of “director” or equivalent and above have a Benefits Multiple of 2; and management-level staff members at the level of “associate director” or equivalent have a Benefits Multiple of 1.

The Company will also provide the participant with continued health and other group insurance benefits for a period of one to three years (depending on the participant’s Benefits Multiple) after the participant’s termination of employment. In addition, the participant will be fully vested in his or her accrued benefits under the Company’s retirement plans and the Company will provide the participant with additional fully vested benefits under such plans, to the extent allowed under applicable law, in an amount equal to the benefits the participant would have earned under the plans had the participant continued to be employed by the Company for a number of years equal to the participant’s Benefits Multiple. If such benefits are not allowed under applicable law, a lump sum payment in an amount equal to the value of such benefits will be paid to the participant. The participant will also be indemnified by the Company and will be provided with directors’ and officers’ liability insurance (if applicable), each as set forth in the CCS Plan. If a Change of Control occurs prior to December 31, 2006, each of the Named Executive Officers would receive such indemnification and liability insurance. In addition, if any payment, distribution or acceleration of vesting of any stock option or other right with respect to a participant who is a “disqualified individual” (within the meaning of Section 280G of the Code) would be subject to the excise tax imposed by Section 4999 of the Code, then the Company will pay the participant an additional lump sum cash payment in an amount equal to 20% of the amount of the participant’s “excess parachute payments” (within the meaning of Section 280G of the Code).

The CCS Plan provides that for a period of years equal to a participant’s Benefits Multiple after the participant’s termination of employment, the participant will not disclose confidential information of the Company and will not solicit or offer employment to any of the Company’s employees. In the event that the participant breaches any of such provisions, the participant will forfeit any right to receive further payments or benefits under the CCS Plan.

Employment and Compensation Arrangements

Mr. George J. Morrow

Mr. Morrow became Executive Vice President, Worldwide Sales and Marketing pursuant to an amended and restated offer letter, effective as of January 19, 2001. He became Executive Vice President, Global Commercial Operations in April 2003. The offer letter provided for an annual salary of $650,004 and a $750,000 bonus that was paid within 30 days of the start of Mr. Morrow’s employment with the Company. In addition, Mr. Morrow was guaranteed a minimum incentive payment of $750,000 for each of 2001 and 2002 under the Company’s Amended and Restated Management Incentive Plan (the “MIP”). The Company also agreed to pay Mr. Morrow a retention bonus of $200,000 on each of the first five one-year anniversaries of the start of his employment with the Company, with the last retention bonus paid in January 2006. The Company has also agreed to provide Mr. Morrow with certain non-qualified deferred compensation benefits. See “— Executive Nonqualified Retirement Plan.” In addition, the Company also agreed to maintain and pay the premiums on a term life insurance policy in the amount of $15,000,000 for Mr. Morrow’s benefit until 2006. The Company also agreed to either assume responsibility for, or provide alternative compensation with respect to, a split dollar life insurance policy provided to Mr. Morrow by his former employer. Prior to the Sarbanes-Oxley Act, the Company made a loan of $1,000,000 to Mr. Morrow that Mr. Morrow paid off on March 11, 2006. In compliance with the Sarbanes-Oxley Act, the Company no longer makes personal loans to executive officers prohibited by such act. See “— Certain Relationships and Related Transactions.”

If, within the first five years of his employment with the Company, which expired on January 19, 2006, Mr. Morrow’s employment was terminated without cause, or he resigned from the Company due to a reduction of his duties or base salary or annual target incentive opportunity under the MIP, Mr. Morrow would have been entitled to receive three years of base salary and target incentive paid monthly and health care benefits, unless such health care benefits were obtained from another employer. Mr. Morrow is entitled to receive severance benefits under the Company’s CCS Plan in the event of a change of control of the Company.

Dr. Roger M. Perlmutter

Dr. Perlmutter became Executive Vice President, Research and Development pursuant to an amended and restated offer letter, effective as of January 8, 2001. The offer letter provided for an annual salary of $650,004 and a $750,000 bonus that was paid within 30 days of the start of Dr. Perlmutter’s employment with the Company. In addition, Dr. Perlmutter was guaranteed a minimum incentive payment of $750,000 for each of 2001 and 2002 under the MIP. The Company also agreed to pay Dr. Perlmutter a retention bonus of $200,000 on each of the first five one-year anniversaries of the start of his employment with the Company, with the last retention bonus paid in January 2006. The Company has also agreed to provide Dr. Perlmutter with certain non-qualified deferred compensation benefits. See “— Executive Nonqualified Retirement Plan.” In addition, the Company also agreed to maintain and pay the premiums on a term life insurance policy in the amount of $10,000,000 for Dr. Perlmutter’s benefit until 2007. Prior to the Sarbanes-Oxley Act, the Company made a loan of $1,000,000 to Dr. Perlmutter. See “— Certain Relationships and Related Transactions.”

If, within the first five years of his employment with the Company, which expired on January 8, 2006, Dr. Perlmutter’s employment was terminated without cause, or he resigned from the Company due to a reduction of his duties or base salary or annual target incentive opportunity under the MIP, Dr. Perlmutter would have been entitled to receive three years of base salary and target incentive paid monthly and health care benefits, unless such health care benefits were obtained from another employer. Dr. Perlmutter is also entitled to receive severance benefits under the Company’s CCS Plan in the event of a change of control of the Company.

Mr. Richard D. Nanula

Mr. Nanula became Executive Vice President pursuant to an amended and restated offer letter, effective as of May 14, 2001. He became the Company’s Chief Financial Officer in August 2001. The offer letter provided for an annual salary of $600,000. Prior to the Sarbanes-Oxley Act, the Company made a loan of $3,000,000 to Mr. Nanula. See “— Certain Relationships and Related Transactions.”

On May 14, 2001, Mr. Nanula was awarded 85,000 shares of restricted Common Stock in consideration of his payment of $8.50. The Company has a right to repurchase the unvested restricted stock at the price paid by Mr. Nanula in the event that his employment is terminated for any reason other than his death or permanent and total disability. The Company’s repurchase options have lapsed as to all shares except for 45,000 shares, which option lapses on May 16, 2006.

If, within the first five years of his employment with the Company, which terminates on May 14, 2006, Mr. Nanula’s employment is terminated without cause, or he resigns from the Company due to a reduction of his duties or base salary or annual target incentive opportunity under the MIP, Mr. Nanula will be entitled to receive three years of base salary and target incentive paid monthly and health care benefits, unless such health care benefits are obtained from another employer. Mr. Nanula is also entitled to receive severance benefits under the Company’s CCS Plan in the event of a change of control of the Company.

Executive Nonqualified Retirement Plan

The Amgen Inc. Executive Nonqualified Retirement Plan has been established to provide supplemental retirement income benefits for a select group of management and highly compensated employees through Company contributions. Participants are selected by the Compensation Committee. Mr. Morrow and Dr. Perlmutter are currently the only participants in this plan.

Under the plan, the Company was obligated to credit a deferred compensation account with $15,000,000 for Mr. Morrow’s benefit if he was actively employed by the Company on January 19, 2006. Because Mr. Morrow was employed by the Company on January 19, 2006, the Company credited his deferred compensation account on this date with $15,000,000 for his benefit. Under the plan, if Dr. Perlmutter is actively employed by the Company on September 16, 2007, the Company will credit a deferred compensation account with $10,000,000 for his benefit. The Company has been allocating amounts on an annual basis under the plan in anticipation of these credit requirements and such amounts are reflected in the Summary Compensation Table.

Interest is earned on a participant’s deferred compensation account only after his credit date (i.e., January 19, 2006 for Mr. Morrow and September 16, 2007 for Dr. Perlmutter). If Mr. Morrow continues to be actively employed with the Company until January 19, 2011, and if Dr. Perlmutter continues to be actively employed by the Company until January 7, 2011, the Company will credit interest on such participant’s deferred compensation account at a rate equal to 125% of the 10-year moving average yield on 10-year U.S. Treasury notes, adjusted and compounded annually, from the participant’s credit date until the date upon which the deferred compensation account and accrued interest is distributed to the participant. If Mr. Morrow’s employment is terminated for any reason prior to January 19, 2011, or if Dr. Perlmutter’s employment is terminated for any reason prior to January 8, 2011, the Company will credit interest on such participant’s deferred compensation account at a rate equal to 100% of the 10-year moving average yield on 10-year U.S. Treasury notes, adjusted and compounded annually, from such participant’s credit date until the date upon which the deferred compensation account and accrued interest is distributed to such participant. Amounts credited to a participant’s deferred compensation account are distributed in January of the year following his death or termination of employment.

In the event that Dr. Perlmutter’s employment with the Company is terminated by the Company without cause prior to September 16, 2007, the Company will pay to Dr. Perlmutter, in January of the year following the year in which his employment was terminated, a prorated portion of the $10,000,000. This prorated portion will be equal to the ratio of the number of full months of Dr. Perlmutter’s active employment with the Company and 80 months; provided, however, that if the termination of Dr. Perlmutter’s employment occurs within two years after a change of control of the Company, Dr. Perlmutter will receive the prorated portion described above, plus an amount equal to $10,000,000 minus the sum of the prorated portion, and an amount equal to the aggregate spread between the exercise prices of Dr. Perlmutter’s unvested stock options which are in-the-money, and the vesting of which is accelerated by the change of control of the Company, and the NASDAQ closing price of the Common Stock on the date of the change of control.

If the termination of Dr. Perlmutter’s employment prior to September 16, 2007 is due to his permanent and total disability, Dr. Perlmutter will receive, on the second anniversary of the date upon which he last completed one week of active employment with the Company, a pro rata portion of the $10,000,000 based upon the ratio of the sum of the number of full months of his active employment with the Company plus 24 months, and 80 months.

Nonqualified Deferred Compensation Plan

The DCP was established to provide eligible participants with an opportunity to defer all or a portion of their compensation and to earn tax-deferred returns on the deferrals. Members of the Board, officers and other key employees of the Company selected by the Compensation Committee (including each of the Named Executive Officers) are eligible to participate in the DCP. Non-employee directors may defer all or a portion of their retainers, chair fees and meeting fees. All other participants may defer up to a maximum of 50% of their annual base salary and up to a maximum of 100% of their annual incentive bonus, with a minimum deferral amount of $5,000. Under the DCP, on occasion the Company has credited additional amounts to certain participants’ accounts.  In the future, the Company may also, in its sole discretion, credit any additional amounts it desires to any participant’s account.

The DCP is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. A grantor trust (a so-called “rabbi trust”) has been established to satisfy the Company’s obligations under the DCP.

The Compensation Committee selects measurement funds consisting of mutual funds, insurance company funds, indexed rates or other methods for participants to choose from for the purpose of providing the basis on which gains and losses shall be attributed to account balances under the DCP. Participants are entitled to select one or more measurement funds and they do not have an ownership interest in the measurement funds they select. The Compensation Committee may, in its sole discretion, discontinue, substitute, or add measurement funds at any time. Payments from the DCP are made in a lump sum or in annual installments for up to ten years at the election of the participant. In addition, participants may elect to receive a short-term payout of a deferral as soon as three years after the end of the plan year in which the deferral was made.

The following table sets forth information regarding contributions by the Named Executive Officers (excluding Dr. Perlmutter who is not a participant in the DCP), the earnings for each executive on their contributions and total balances for each executive:

Name	Year	Executive Contributions ($)	Earnings on Executive Contribution ($)	Executive Contributions Total Balance ($)
Kevin W. Sharer(1)	Cumulative as of December 31, 2005	3,068,500	386,517	3,455,017
	2005	1,831,000	261,887	2,092,887
	2004	1,237,500	124,630	1,362,130
	2003	0	0	0
George J. Morrow	Cumulative as of December 31, 2005	1,935,536	219,620	2,155,156
	2005	1,200,000	71,597	1,271,597
	2004	0	0	0
	2003	0	0	0
Dennis M. Fenton	Cumulative as of December 31, 2005	2,676,615	623,492	3,300,107
	2005	907,500	77,225	984,725
	2004	916,000	87,024	1,003,024
	2003	535,500	196,730	732,230
Richard D. Nanula	Cumulative as of December 31, 2005	219,000	32,651	251,651
	2005	219,000	32,651	251,651
	2004	0	0	0
	2003	0	0	0

(1)            Excludes a deferred compensation credit of $500,000 as a result of a Company contribution to the DCP in 2003 for performance in 2002 and cumulative earnings in the amount of $279,907 through December 31, 2005 on this Company contribution.

Under the current rules of the SEC, only preferential or “above market” earnings are required to be disclosed for non-qualified deferred compensation. The earnings for the Named Executive Officers set forth in the table above include all earnings on executive contributions under the DCP, which earnings are not preferential or above market because they are tied to the performance of the market-based measurement funds under the DCP.

Stock Ownership Guidelines

Under the stock ownership guidelines that were originally adopted in December 2002, all Company officers, including all Named Executive Officers, are required to hold a minimum amount of Common Stock depending on the officer’s position with the Company on the applicable compliance date, as described below. The Chief

Executive Officer is required to hold Common Stock with a fair market value of 5 times his base salary, while the executive vice presidents are required to hold Common Stock with a fair market value of 3 times their respective base salaries. Senior vice presidents and vice presidents must each hold a minimum of 13,500 and 4,500 shares of Common Stock, respectively.

Officers of the Company serving in such capacity as of December 31, 2002, must comply with the guidelines by December 31, 2007, while those that became officers of the Company after December 31, 2002, must comply with the ownership guidelines on or before December 31st of the calendar year which is the fifth anniversary of their appointment as an officer. For purposes of the officer stock ownership guidelines, the following holdings will count towards satisfying the ownership guidelines: (i) shares of the Company’s Common Stock held beneficially or of record by the officer that are not subject to transfer restrictions, (ii) shares in a Qualifying Trust (as defined), (iii) Common Stock held in a 401(k) plan or other similar plan, (iv) the number of shares purchasable with the funds in an officer’s employee stock purchase plan and (v) restricted Common Stock and shares underlying RSUs, subject to certain limitations after the first five years. As of March 13, 2006, all executive officers, including the Named Executive Officers, met their applicable ownership guidelines, or were on track to achieve their ownership guidelines within the applicable compliance time frame.

Compensation and Management Development Committee Report(2)

The Compensation Committee

The Compensation and Management Development Committee of the Board of Directors (the “Compensation Committee”) is composed solely of directors who are not current or former employees of Amgen Inc. (“the Company”). Each is independent under the revised listing standards of The Nasdaq Stock Market, Inc. The Compensation Committee establishes the salaries and other compensation of the Chairman and CEO, the executive officers named in the compensation table, and selected senior executives of the company. The Compensation Committee is also charged with the responsibility to review and approve the Company’s compensation and benefits plans and policies, and the administration of all executive compensation programs, incentive compensation plans and equity-based plans currently in place at the Company. The Compensation Committee had five scheduled meetings during 2005, had one telephonic meeting and met in executive session (with no Amgen employees present) at one of the meetings. The Compensation Committee engages independent compensation consultants, as it deems necessary, for the provision of third-party review and counsel.

Overview of Compensation Philosophy

The company’s executive compensation program consists of base salaries, Executive Incentive Plan awards, and long-term incentive compensation, and is designed to:

•  Attract, motivate and retain highly qualified employees by paying them competitively, consistent with the Company’s success, and their contribution to the Company’s success.

•  Link each executive officer’s compensation to both the performance of the Company and to their own individual performance.

•  Over the longer term, tie executive compensation to the achievement of the Company’s long-term strategic objectives and to the enhancement of shareholder value.

(2)            The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made on, before, or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

The Compensation Committee intends, to the extent consistent with the above objectives, to maximize the deductibility of compensation for tax purposes. When warranted based upon competitive and other factors, the Compensation Committee may decide to exceed the tax deductible limits established under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Executive Performance Criteria

The Compensation Committee considers a number of criteria when evaluating the performance and resulting compensation outcomes for the Chairman and CEO, as well as for the Company’s executive officers. For 2005, these criteria (goal areas) included:

•       Earnings per share growth and revenue growth.

•       Progress in Research and Development, including the advancement of the pipeline of potential future products.

•       Efforts to promote appropriate reimbursement rates for company products.

•       Building scalable processes that will support the company’s growth objectives.

•       Improved contract pricing system.

•       Increased manufacturing productivity.

•       Expansion of global development outsourcing.

•       Development of Amgen leaders.

Total Direct Compensation

Base Salaries

Base salaries for executive officers of the Company are designed to provide a pay opportunity that is appropriately competitive as compared to the median of the marketplace. In setting base salaries for the Chairman and CEO and other executive officers, the Compensation Committee reviewed data from independently conducted compensation surveys using a peer group of major pharmaceutical companies, the majority of which are included in the annual listing of the largest corporations in the United States as compiled by Fortune magazine. Adjustments to each individual’s base salary were made in connection with annual performance reviews in addition to an assessment of market positioning.

Executive Incentive Plan

The Executive Incentive Plan (the “EIP”), approved by the Company’s stockholders in 2002, provides the Compensation Committee with the ability to appropriately reward the accomplishments of the Company’s senior executives while preserving the deductibility of bonus payments under Section 162(m) of the Code. The EIP establishes maximum bonus payments to executive officers based upon a percentage of the Company’s annual Adjusted Net Income (as defined in the EIP). Target bonuses are established as compared to the median of the marketplace. The Compensation Committee reviews the results of the Company’s performance against pre-established performance objectives and the performance of each executive officer in order to determine the actual award to be paid, subject to the maximum award limit.

Long-Term Incentives

Stock Options:   Grants of stock options under the Company’s stock plans are designed to provide executive officers with an opportunity to share, along with stockholders, in the long-term performance of the Company.

Stock option grants are generally made annually to all executive officers, with additional grants being made following a significant change in job responsibility or in recognition of a significant achievement. Stock options granted under the various stock plans generally have a four-year vesting schedule and generally expire seven years from the date of grant. The exercise price of options granted under the stock plans is 100% of the fair market value of the underlying stock on the date of grant. Guidelines for the number of stock options granted to each executive officer are determined using a procedure approved by the Compensation Committee based upon several factors, including the executive officer’s salary grade, performance, and the value of the stock option at the time of grant.

Performance Units:   In 2005, Amgen made the second grant of performance units under The Amgen Inc. Performance Award Program. These grants were made to approximately five hundred executives, in conjunction with significantly reduced grants of stock options (as compared to stock option grants made prior to 2004), such that the combination of the two grants yields an award value comparable to previous year’s grants consisting solely of stock options. Any units earned are delivered in the form of Amgen stock after the end of the performance period. For the 2005 grant, performance units are earned through the Company’s three-year (2005-2007) performance in growth in revenue and earnings per share, weighted equally, measured in comparison to both internal targets and to the actual results of other leading biotechnology and pharmaceutical companies. The program is designed so that an award above target can only be earned when the Company has outperformed more than sixty percent of the companies in the peer group on revenue and earnings per share growth, measured individually. This program, in conjunction with ongoing grants of stock options, is designed to focus executives on both the achievement of sustained superior operating results as well as increases in shareholder value through stock price appreciation.

Other Stock Awards.   In prior years, the Compensation Committee has approved the awarding of shares of restricted Amgen common stock to selected executive officers as authorized under the Amended and Restated 1991 Equity Incentive Plan (the “1991 Plan”). These awards are an important component of the compensation necessary, on occasion, to attract and retain talented senior executives. No such awards were approved in 2005.

Share Ownership Guidelines.   In late 2002, the Compensation Committee adopted share ownership guidelines of five times base salary for the Chairman and CEO position, three times base salary for Executive Vice Presidents, two times base salary for Senior Vice Presidents and one times base salary for Vice Presidents. In 2005, the Compensation Committee adopted revised ownership guidelines of a fixed number of shares representing two times 2005 base salary for Senior Vice Presidents and a fixed number of shares representing one times 2005 base salary for Vice Presidents. A five-year time period allowing executives to earn or purchase shares in order to fully meet targeted levels of ownership commenced at the time of adoption of the guidelines, with full compliance expected by year-end 2007.

CEO Compensation

For 2005, Mr. Sharer’s base salary, EIP award, performance unit grant and stock option grant were determined in accordance with the criteria described previously. In March of 2005, Mr. Sharer received a salary increase reflecting both the Compensation Committee’s positive assessment of his performance relative to the disclosed criteria and his position in the lower portion of the competitive range for base salaries in comparison with CEO’s of surveyed companies. Mr. Sharer earned $1,390,385 in base salary compensation during 2005.

The EIP limits the annual bonus payable to Mr. Sharer. For 2005, the maximum possible bonus payable to Mr. Sharer under the EIP was 0.25% of Adjusted Net Income (as defined in the EIP), or $9,762,500. In recognition of both the Company’s and his own accomplishments as measured by growth in EPS and Revenue (as defined in the EIP) to record levels, the advancement of the portfolio of future products through the company’s Research and Development efforts, and results in other key operational areas, Mr. Sharer was awarded an annual incentive payment of $4,500,000, or 46.1% of the maximum amount permitted under the plan.

In March of 2005, Mr. Sharer was granted 90,000 performance units and an option to purchase 225,000 shares of Common Stock of the Company at 100% of fair market value on the date of grant, or $58.61 per share. The grant reflects the Board’s assessment of performance relative to the criteria and the substantial contributions made by Mr. Sharer to the long-term growth and performance of the Company.

The Compensation Committee has reviewed all components of the Chairman and CEO’s compensation, including base salary, annual cash bonus, equity grants and long-term incentive awards, accumulated realized and unrealized stock option and performance unit award gains, the accumulated payout obligations under the Company’s 401(k) and Supplemental Retirement Plan (the “SRP”) and under the Change of Control Severance Plan. A tally sheet setting forth all of the above components was prepared and reviewed by the Compensation Committee as part of its annual review of the Chairman and CEO’s total compensation. Based on this review, the Compensation Committee finds the Company’s Chairman and CEO’s total compensation (and in the case of change of control, the potential payout) in the aggregate to be reasonable and not excessive.

Tax Deductibility Considerations

Section 162(m) of the Code places a $1,000,000 limit on the amount of other than performance based compensation for the CEO and each of the other four most highly compensated executive officers that may be deducted by the Company for tax purposes. It is the Compensation Committee’s objective to administer compensation programs that are in compliance with the provisions of Section 162(m). The Compensation Committee has been advised that based upon prior stockholder approval of the material terms of both the EIP and the 1991 Plan, compensation under these plans is excluded from this limitation provided that the other requirements of Section 162(m) are met. To move towards a competitive market base salary for the CEO position, the base salary provided to Mr. Sharer in 2005 exceeded the 162(m) tax-deductible limits.

The Compensation Committee
of the Board of Directors

Jerry D. Choate, Chairman
Frederick W. Gluck
J. Paul Reason
Donald B. Rice
Leonard D. Schaeffer

Compensation Committee Interlocks and Insider Participation

The Company’s Compensation Committee consists of Messrs. Choate and Gluck, Adm. Reason, Dr. Rice and Mr. Schaeffer. Mr. Choate’s daughter, Amy Choate, is employed by the Company as a human resources manager. In 2005, Ms. Choate was paid $118,400 in salary and bonus and also participated in the Company’s periodic stock award program. In 2005, Charles Lear, son-in-law of Mr. Choate and a former manager of information systems communications for the Company, was paid $186,126 by the Company. Mr. Lear left the Company in August 2005.

Performance Graph(3)

The chart set forth below shows the value of an investment of $100 on December 31, 2000 in each of Amgen Common Stock, the Amex Biotech Index, the Amex Pharma Index, and Standard & Poor’s 500 Index (the “S&P 500”). All values assume reinvestment of the pre-tax value of dividends paid by companies included in these indices and are calculated as of December 31 of each year. The historical stock price performance of the Company’s Common Stock shown in the performance graph below is not necessarily indicative of future stock price performance.

Amgen vs. Amex Biotech, Amex Pharma and S&P 500 Indices

Comparison of Five Year Cumulative Total Return
Value of Investment of $100 on December 31, 2000

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Amgen	$100.00	$88.27	$75.61	$96.64	$100.33	$123.34
Amex Biotech	$100.00	$91.53	$53.32	$77.26	$85.80	$107.34
Amex Pharma	$100.00	$86.41	$68.99	$79.21	$76.38	$79.11
S&P 500	$100.00	$88.12	$68.66	$88.34	$97.94	$102.74

(3)             The material in this performance graph is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made on, before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

AUDIT MATTERS

Audit Committee Report(4)

The Audit Committee has reviewed and discussed with management Amgen’s audited consolidated financial statements as of and for the year ended December 31, 2005.

The Audit Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with Ernst & Young their independence.

Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in Amgen Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC.

Audit Committee of the Board of Directors

Frank J. Biondi, Jr., Chairman
David Baltimore
Frank C. Herringer
Franklin P. Johnson, Jr.
Gilbert S. Omenn
Judith C. Pelham

Independent Registered Public Accountants

The following summarizes the fees paid to Ernst & Young for the years ended December 31, 2005 and 2004:

	2005	2004
Audit	$5,076,000	$4,970,000
Audit-Related	893,000	230,000
Tax	721,000	814,000
All Other	10,000	18,000
Total Fees	$6,700,000	$6,032,000

Audit-Related fees are primarily attributable to audits of affiliated companies and of the Company’s retirement plans. The 2005 Audit-Related fees also include amounts for certain agreed upon procedures with respect to partner billings into a co-promotion arrangement and third party royalties owed to the Company. Tax fees are primarily attributable to various corporate tax planning and compliance activities and expatriate tax compliance. All Other fees are attributable to the Company’s subscription to an Ernst & Young online service used for accounting research purposes. Ernst & Young did not perform any professional services with respect to information systems design and implementation for the years ended December 31, 2005 and 2004. The Audit Committee has considered whether the Audit-Related, Tax and All Other services provided by Ernst & Young are compatible with maintaining that firm’s independence.

(4)            The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made on, before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

From and after the effective date of the SEC rule requiring Audit Committee pre-approval of all audit and permissible non-audit services provided by independent registered public accountants, the Audit Committee has approved all audit and permissible non-audit services prior to such services being provided by Ernst & Young. The Audit Committee, or one or more of its designated members that have been granted authority by the Audit Committee, meets to approve each audit or non-audit service prior to the engagement of Ernst & Young for such service. Each such service approved by one or more of the authorized and designated members of the Audit Committee is presented to the entire Audit Committee at a subsequent meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans to Executive Officers

As a result of the Sarbanes-Oxley Act, the Company no longer makes personal loans to executive officers that are prohibited by such act. Prior to the Sarbanes-Oxley Act, the Company had made personal loans to the executive officers of the Company listed below, generally in connection with their relocation closer to the Company. The annual interest rate on the loans to each officer, except the loan to Mr. Nanula, was 3% during the year ended December 31, 2005 and will be 3% for the year ending December 31, 2006. These interest rates are established and adjusted annually based on the average introductory rates on adjustable loans offered by California banks and savings and loans. The loan to Mr. Nanula is fixed at 5% for the term of the loan.

Name	Date of Loan	Original Amount of Loan($)	Largest Aggregate Indebtedness Since January 1, 2005($)	Aggregate Outstanding Indebtedness at March 13, 2006($)	Maturity Date(1)
Hassan Dayem	July 2002	500,000	500,000	0
George J. Morrow	March 2001	1,000,000	500,000	0
Richard D. Nanula	June 2001	3,000,000	3,162,500	3,105,000	June 2010
Roger M. Perlmutter	June 2001	1,000,000	1,000,000	1,000,000	June 2006

(1)            The maturity dates of the loans included in the table above are each subject to earlier payoff voluntarily or in the event of certain terminations of employment with the Company.

Other Relationships

On March 2, 2001, the Company signed a letter agreement with Dr. Joan Kreiss, the spouse of Dr. Perlmutter, Executive Vice President, Research and Development, regarding possible funding of research grants for certain scientific work conducted by Dr. Kreiss. Under the terms of the letter agreement, if Dr. Kreiss relocates to Southern California, the Company will work with Dr. Kreiss and any new university with which she affiliates to try to obtain fellowships or grants to replace those that Dr. Kreiss is unable to transfer, if any. In addition, if replacement fellowships or grants cannot be obtained from other sources, the Company, as part of its general scientific research mission or through its charitable contribution programs, will work with Dr. Kreiss and the new university with which she affiliates to fund any deficits or grants which are attributable to fellowships or grants that she is not able to transfer, up to an amount not to exceed $1,250,000 per year for a period of five years from the date that Dr. Kreiss assumes a new position in Southern California. The Company has not funded any amounts pursuant to this agreement.

Edward Scott, the son of David J. Scott, the Senior Vice President, General Counsel and Secretary of the Company, is employed by the Company as a financial associate in the Finance Department, which reports into the Chief Financial Officer. Edward Scott commenced employment with the Company in February 2006 at an annual salary of $75,000. Edward Scott will be entitled to participate in the Company’s relocation assistance, signing and annual bonus, stock option and comprehensive employee benefits programs on comparable terms as staff members at comparable grade levels.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities (“Reporting Persons”), to file reports of ownership and changes in ownership with the SEC and with NASDAQ. Based solely on the Company’s review of the reports filed by Reporting Persons, and written representations from certain Reporting Persons that no other reports were required for those persons, the Company believes that, during the year ended December 31, 2005, the Reporting Persons met all applicable Section 16(a) filing requirements.

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8.   Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the Company’s next annual meeting of stockholders. To be eligible for inclusion in the Company’s 2007 proxy statement, your proposal must be received by the Company no later than November 22, 2006, and must otherwise comply with Rule 14a-8. While the Board will consider stockholder proposals, the Company reserves the right to omit from the Company’s proxy statement stockholder proposals that it is not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to the Company’s Bylaws.   Under the Bylaws, in order to nominate a director or bring any other business before the stockholders at the 2007 Annual Meeting that will not be included in the Company’s proxy statement, you must comply with these procedures as described below. In addition, you must notify the Company in writing and such notice must be delivered to the Secretary no earlier than January 10, 2007, and no later than February 9, 2007.

The Bylaws provide that a stockholder’s nomination must contain the following information about the nominee: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required pursuant to Regulation 14A under the Exchange Act; (2) appropriate biographical information including, but not limited to, the nominee’s personal and professional experience and affiliations to permit the Board to determine whether such nominee meets the qualification and independence standards adopted by the Board; and (3) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. Any candidates recommended by stockholders for nomination by the Board will be evaluated in the same manner that nominees suggested by Board members, management or other parties are evaluated.

The Bylaws provide that a stockholder’s notice of a proposed business item must include: (1) a brief description of the business desired to be brought before the meeting; (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Company, the language of the proposed amendment); (3) the reasons for conducting such business at the meeting; and (4) any material interest in such business of the stockholder making the proposal.

In addition, the Bylaws provide that a stockholder giving notice of a nomination or a proposed business item must include the following information in the notice: (1) the name and address of the stockholder; (2) the class and number of shares of capital stock of the Company which are owned beneficially and of record by the stockholder; (3) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination or business item; and (4) a representation whether the stockholder intends (a) to deliver a proxy statement and/or form of proxy to stockholders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee, and/or (b) otherwise to solicit proxies from stockholders in support of such nomination or proposed business item.

You may write to the Secretary of the Company at the Company’s principal executive office, One Amgen Center Drive, Thousand Oaks, California 91320-1799, Mail Stop 38-5-A, to deliver the notices discussed above and for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the Bylaws.

Communication with the Board

The Company’s annual meeting of stockholders provides an opportunity each year for stockholders to ask questions of, or otherwise communicate directly with, members of the Board on appropriate matters. In addition, stockholders may communicate in writing with any particular director, any committee of the Board, or the directors as a group, by sending such written communication to the Secretary of the Company at the Company’s principal executive office, One Amgen Center Drive, Thousand Oaks, California 91320-1799, Mail Stop 38-5-A. Copies of written communications received at such address will be provided to the Board or the relevant director unless such communications are considered, in the reasonable judgment of the Secretary, to be inappropriate for submission to the intended recipient(s). Examples of stockholder communications that would be considered inappropriate for submission to the Board include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company’s business or communications that relate to improper or irrelevant topics. Communications concerning potential director nominees submitted by any of our stockholders will be forwarded to the chair of our Governance Committee.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are Company stockholders will be householding the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Amgen Inc., One Amgen Center Drive, Thousand Oaks, CA 91320-1799, Mail Stop 28-1-C, or contact Investor Relations by telephone at (805) 447-3352. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

By Order of the Board of Directors

DAVID J. SCOTT
Secretary

March 22, 2006

Appendix I

AMGEN POLICY AND PROCEDURES FOR MAJORITY VOTE STANDARD

1.   Policy:   In an uncontested election of Directors (i.e., an election where the only nominees are those recommended by the Board of Directors), any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “Withheld Director”) will promptly tender his or her resignation to the Governance and Nominating Committee (the “Committee”) following certification of the stockholder vote.

2.   Procedures

(a)    The Committee will promptly consider the resignation submitted by a Withheld Director, and the Committee will recommend to the Board whether to accept the tendered resignation or reject it. In considering whether to accept or reject the tendered resignation, the Committee will consider all factors deemed relevant by the members of the Committee including, without limitation, the reasons that the Committee believes are the reasons stockholders “withheld” votes for election from such Director, the length of service and qualifications of the Director whose resignation has been tendered, the Director’s contributions to the Company, and the Board of Directors Corporate Governance Guidelines.

(b)    The Board will act on the Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting where the election occurred. In considering the Committee’s recommendation, the Board will consider the factors considered by the Committee and such additional information and factors the Board believes to be relevant. Following the Board’s decision on the Committee’s recommendation, the Company will promptly publicly disclose the Board’s decision whether to accept the resignation as tendered (providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation) in a Form 8-K filed with the Securities and Exchange Commission.

(c)    To the extent that one or more Withheld Directors’ resignations are accepted by the Board, the Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

(d)    Any Director who tenders his or her resignation pursuant to this provision will not participate in the Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation, or in deliberations by either the Committee or the Board with respect to such matter. If the members of the Committee who are also Withheld Directors at the same election constitute a majority of the Committee, then the Board will appoint a Board committee solely for the purpose of considering the tendered resignations and recommending to the Board whether to accept or reject them, provided that Withheld Directors and non-independent Board members shall abstain from voting in this matter. This Board committee may, but need not, consist of all of the independent Directors who are not Withheld Directors or who were not standing for election.

(e)    These policy and procedures will be summarized or included in each proxy statement relating to an election of directors of the Company.

A-I

Appendix II

GUIDELINES FOR MEMBERSHIP ON THE BOARD OF DIRECTORS

These guidelines set forth (1) the minimum qualifications that the Governance and Nominating Committee of the Board of Directors (the “Committee”) of Amgen Inc. (“Amgen”) believes are important for directors to possess, and (2) a description of the Committee’s process for identifying and evaluating nominees for director, including nominees recommended by stockholders. These guidelines are only guidelines and may be waived and/or changed by the Committee and/or the Board of Directors as appropriate.

1.    Candidate Qualifications

In seeking individuals to join the Board of Directors or to fill director vacancies on the Board of Directors, the Committee considers the following to be minimum qualifications that a candidate must possess:

•       Demonstrated breadth and depth of management and leadership experience, preferably in a senior leadership role in a large or recognized organization;

•       Financial and/or business acumen or relevant industry or scientific experience;

•       Integrity and high ethical standards;

•       Sufficient time to devote to Amgen’s business as a member of the Board;

•       Ability to oversee, as a director, Amgen’s business and affairs for the benefit of Amgen’s stockholders;

•       Ability to comply with the Board’s Code of Conduct; and

•       Demonstrated ability to think independently and work collaboratively.

In addition, the Committee may consider the following where necessary and appropriate:

•       A candidate’s independence, as defined by The NASDAQ Stock Market, Inc.;

•       A candidate’s ability to satisfy the composition requirements for the Audit Committee and the Compensation and Management Development Committee;

•       Maintaining a Board that reflects diversity; and

•       The Board’s overall size, structure and composition.

2.    Candidate Identification and Evaluation Process

(a)      For purposes of identifying nominees for the Board of Directors, the Committee relies on professional and personal contacts of the Committee, other members of the Board of Directors and senior management, as well as candidates recommended by independent search firms retained by the Committee from time to time. The Committee also will consider candidates recommended by stockholders. Any director nominations submitted by stockholders will be evaluated in the same manner that nominees suggested by Board members, management or other parties are evaluated.

(b)      In evaluating potential candidates, the Committee will determine whether the candidate is qualified for service on the Board of Directors by evaluating the candidate under the guidelines set forth above and by determining if any individual candidate suits the Committee’s and the Board of Director’s overall objectives at the time the candidate is being evaluated.

A-II

   Printed on recycled paper      © 2006 Amgen Inc. All Rights Reserved

AMGEN INC.

One Amgen Center Drive, Thousand Oaks, CA 91320-1799

PROXY SOLICITED BY BOARD OF DIRECTORS

For the 2006 Annual Meeting of Stockholders — May 10, 2006

Kevin W. Sharer, Richard D. Nanula and David J. Scott (the “Proxy Holders”), or any of them, each with the power of substitution, hereby are authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the shares of Amgen Inc. Common Stock of the undersigned at the 2006 Annual Meeting of Stockholders of Amgen Inc., to be held at the Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California 90401, at 2:00 P.M. local time, on Wednesday, May 10, 2006, and at any continuation, postponement or adjournment of that meeting, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other business that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. PLEASE MARK, SIGN AND DATE THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED PREPAID ENVELOPE.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

14475

ANNUAL MEETING OF STOCKHOLDERS OF

AMGEN INC.

May 10, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

 Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AND “FOR” STOCKHOLDER PROPOSAL #6. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” STOCKHOLDER PROPOSALS #1 - 5. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. To elect four directors for a three year term expiring at the 2009 Annual Meeting of Stockholders.				2. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accountants for the year ending December 31, 2006:	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	Mr. Frederick W. Gluck Adm. J. Paul Reason Dr. Donald B. Rice Mr. Leonard D. Schaeffer		3. STOCKHOLDER PROPOSALS:
				Stockholder Proposal #1 (Stock Retention Guidelines):	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			Stockholder Proposal #2 (Executive Compensation):	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)			Stockholder Proposal #3 (Shareholder Rights Plans):	☐	☐	☐
				Stockholder Proposal #4 (Animal Welfare Policy):	☐	☐	☐
INSTRUCTION: To withhold authority to vote for any nominee(s), mark “FOR ALL EXCEPT” and write such nominee(s) name(s) below:				Stockholder Proposal #5 (Majority Elections):	☐	☐	☐
				Stockholder Proposal #6 (Corporate Political Contributions):	☐	☐	☐

In their discretion, the Proxy Holders are authorized to vote upon such other matters as may properly come before the 2006 Annual Meeting of Stockholders and at any continuation, postponement or adjournment thereof. The Board of Directors at present knows of no other business to be presented at the 2006 Annual Meeting of Stockholders.

This Proxy Card will be voted as specified or, if no choice is specified, will be voted FOR the election of the named nominees, FOR ratification of the selection of Ernst & Young LLP, FOR Stockholder Proposal #6 and AGAINST Stockholder Proposals #1 - 5. The Board of Directors recommends a vote FOR election of the nominees for director, FOR ratification of the selection of Ernst & Young LLP, FOR Stockholder Proposal #6 and AGAINST Stockholder Proposals #1 - 5.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

As of the date hereof, the undersigned hereby acknowledges receipt of the accompanying Notice of 2006 Annual Meeting of Stockholders to be held May 10, 2006, the 2006 Proxy Statement and the Company’s Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2005.

Signature of Stockholder		Date:		Signature of Stockholder	Date:
Note:

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person, stating title.

Only Amgen stockholders with admittance tickets will be admitted to the 2006 Annual Meeting of Stockholders. Each stockholder is entitled to one admittance ticket. If you come to the meeting and do not have an admittance ticket, you will be admitted only upon presentation of proper identification and evidence of stock ownership on March 13, 2006.

☐                Please send me an admittance ticket for the Amgen Inc. 2006 Annual Meeting of Stockholders to be held on Wednesday, May 10, 2006 in Santa Monica, California.

Name		(Please print)

Address
( )
City	State	Zip	Telephone No.

YOU DO NOT NEED TO RETURN THIS CARD IF YOU DO NOT PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS.